EXHIBIT 99.1

ASSET PURCHASE AGREEMENT

by and among

SigmaTel, Inc.,

a Delaware corporation;

Apogee Technology, Inc.,

a Delaware corporation;

those stockholders of Apogee Technology, Inc. set forth on Schedule A hereto; and

, with respect to the provisions of Section 8.15 only, David B. Meyers

Dated as of October 5, 2005

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of October 5, 2005, by and among SigmaTel, Inc., a Delaware corporation (“Purchaser”), Apogee Technology, Inc., a Delaware corporation (“Seller”), those stockholders of Seller set forth on Schedule A hereto who have executed and delivered counterpart signature pages to this Agreement (the “Principal Stockholders”), and, with respect to the provisions of Section 8.15 only,  David B. Meyers.

RECITALS

A.            Seller is engaged in the business of designing, developing, licensing, marketing and selling direct digital amplification integrated circuit products, including audio amplifiers, Class D amplifiers, switching power supplies, controllers and power-devices (excluding the Excluded Assets, as defined below, the “Business”); and Purchaser is interested in purchasing, and Seller is interested in selling, the Business;

B.            The parties hereto desire that Seller sell, assign, transfer and convey to Purchaser, and that Purchaser purchase from Seller, the Acquired Assets (as defined below) in exchange for the consideration set forth in Section 2.6 hereof, all according to the terms and subject to the conditions set forth in this Agreement (the “Transaction”); and

C.            The Principal Stockholders are willing, in order to induce Purchaser to enter into this Agreement, to provide certain representations, covenants and indemnifications to Purchaser on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

1.1           “Acquired Assets” shall have the meaning set forth in Section 2.2 hereof.

1.2           “Acquired STMicroelectronics Rights” shall mean: (i) all right, title and interest in and to those rights granted to Seller in Section 4 of the STMicroelectronics License including, but not limited to, (a) any right to directly receive any royalties due thereunder, (b) any right to receive and to enforce the delivery of any reports due pursuant Section 4.9 thereof, (c) any right to enforce the auditing rights set forth in Section 4.10 thereof; and (ii) all right, title, and interest of Seller existing on the date hereof pursuant to the STMicroelectronics License to terminate, amend, renegotiate or otherwise alter the rights set forth in clause (i) of this Section 1.2.

1.3           “Affiliate” shall mean a Person that directly or indirectly, through one or more intermediaries, is controlled by, or is under common control with another Person.

1.4           “Agreement” shall have the meaning set forth in the introductory preamble above.

1.5           “Allocation Schedule” shall have the meaning set forth in Section 2.8 hereof.

1.6           “Ancillary Agreements” shall have the meaning set forth in Section 4.3 hereof.

1.7           “Business” shall have the meaning set forth in Recital A above.

1.8           “Business Records” shall mean any and all books, records, ledgers, documents, correspondence, lists (including, customer lists and information), files, drawings, documentation, data, specifications, creative materials, advertising and promotional materials, studies, reports or information that are used in or with respect to, in connection with or otherwise relating to the Business, the Acquired Assets, except for minute books, tax and accounting records, stock transfer records, records relating to the Excluded Assets and the Excluded Liabilities, and all payroll and employee records.

1.9           “Claim Notice” shall have the meaning set forth in Section 9.5(a) hereof.

1.10         “Closing” shall have the meaning set forth in Section 3.1 hereof.

1.11         “Closing Date” shall have the meaning set forth in Section 3.1 hereof.

1.12         “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

1.13         “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.14         “Confidential Information” shall have the meaning set forth in Section 4.12(h) hereof.

1.15         “Confidentiality Agreement” shall mean that certain Confidentiality Disclosure Agreement by and between Seller and Purchaser dated as of December 6, 2004, as amended by that certain Mutual Confidential Disclosure Agreement dated as of June 10, 2005.

1.16         “Contracts” shall mean all agreements, contracts, commitments, consensual obligations, licenses, instruments, purchase orders, promises, undertakings and arrangements, whether written or oral, whether express or implied and whether legally binding or not.

1.17         “Copyrights” shall mean all copyrights, copyrightable works, semiconductor topography and mask work rights, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions.

1.18         “Covenant Period” shall have the meaning set forth in Section 8.15 hereof.

1.19         “Delaware Law” shall mean the General Corporation Law of the State of Delaware, as amended from time to time.

1.20         “Delivered Financial Statements” shall have the meaning set forth in Section 4.10(a).

1.21         “Earn-Out Dispute Resolution Period” shall have the meaning set forth in Section 2.6(b)(iv)(2).

1.22         “Earn-Out Payment” shall have the meaning set forth in Section 2.6(b)(i) hereof.

1.23         “Earn-Out Period” shall have the meaning set forth in Section 2.6(b)(i) hereof.

1.24         “Earn-Out Objection Statement” shall have the meaning set forth in Section 2.6(b)(iv)(2).

1.25         “Earn-Out Statement” shall have the meaning set forth in Section 2.6(b)(iv)(1).

1.26         “EDGAR” shall mean the SEC’s Electronic Data Gathering, Analysis, and Retrieval System.

1.27         “Employee Plan” shall mean any program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, severance, relocation, termination pay, deferred compensation, performance awards, fringe benefit, cafeteria benefit, dependent care, including, without limitation, stock or equity plans, compensation or employment agreements and each “employee benefit plan” within the meaning of Section 3(3) of ERISA which is or has been sponsored, maintained, contributed to, or required to be contributed to by Seller.

1.28         “Encumbrances” shall mean any and all restrictions on or conditions to transfer or assignment, claims, liabilities, liens, pledges, mortgages, restrictions, and encumbrances of any kind, whether accrued, absolute, contingent or otherwise affecting the Acquired Assets.

1.29         “Environmental Laws” shall mean any and all applicable civil, criminal, and administrative laws (including common law), statutes, codes, rules, regulations, ordinances, orders, decrees, judgments, permits, licenses, approvals, authorizations, and other requirements, directives, consents and obligations lawfully imposed by any Governmental Entity pertaining to the protection of the environment, protection of ecology, protection of public health, protection of worker health and safety, and/or the treatment, emission and/or discharge of gaseous, particulate and/or effluent pollutants, and/or the Handling of Hazardous Materials, and regulations promulgated under any of the foregoing, all as amended from time to time.

1.30         “Environmental Licenses” shall have the meaning set forth in Section 4.21 hereof.

1.31         “Equipment Leases” shall mean leases related to any of the Tangible Assets.

1.32         “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.33         “ERISA Affiliate” shall have the meaning set forth in Section 4.23(a).

1.34         “Escrow Agent” shall mean Wells Fargo Bank, N.A. or such other institution selected by Purchaser with the reasonable consent of Seller.

1.35         “Escrow Agreement” shall have the meaning set forth in Section 9.1 hereof.

1.36         “Escrow Fund” shall have the meaning set forth in Section 9.1 hereof.

1.37         “Escrow Termination Date” shall have the meaning set forth in Section 9.4(a).

1.38         “Excluded Assets” shall mean all (i) accounts receivable and notes receivable of or amounts owing or payable to Seller in connection with or relating to the Business, (ii) Inventory, (iii) prepaid expenses, advances, deposits, and rights to volume and other rebates due from suppliers, as well as performance bonds, relating to the Business, (iv) guarantees, rights, warranties, defenses and claims, choses in action, causes of action, demands, rights of recovery, suits, covenants not to compete, deposits, prepayments, refunds, rights of recovery, rights of set-off, and rights of recoupment (including any such item relating to the payment of Taxes) and other similar rights in favor of Seller relating to the Acquired Assets or the Business and (v) all right, title and interest in and to all of the assets, properties, rights and claims owned or employed or held for use in the conduct of all activities and operations of Seller other than those activities and operations of Seller directly related to the Business, including, but not limited to, the assets of Seller as of the Closing associated with Seller’s Micro-Electromechanical Systems technology business and those assets listed on Schedule 2.3.

1.39         “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and any rules or regulations promulgated thereby or thereunder.

1.40         “Excluded Liabilities” shall have the meaning set forth in Section 2.5 hereof.

1.41         “Facility” shall mean any facility or real property, including without limitation any improvement, equipment, structure, building, or fixture, that is or was owned, used, operated, occupied, controlled, or rented, in connection with the Business.

1.42         “Floor Amount” shall have the meaning set forth in Section 9.7(b).

1.43         “GAAP” shall mean generally accepted accounting principles, as in effect in the U.S. from time to time, as supplemented by Regulation S-X as promulgated by the SEC, as in effect from time to time, consistently applied.

1.44         “Governmental Approvals” shall mean any permit, license, consent, right, exemption, concession, authorization, certificate, order, franchise, determination or approval of any federal, state or municipal government (whether domestic or foreign) or any political subdivision thereof, or any Governmental Entity.

1.45         “Governmental Entity” shall mean any court, or any federal, state, municipal, provincial or other governmental authority, department, commission, board, service, agency, political subdivision or other instrumentality.

1.46         “Handling” or “Handled” shall mean used, generated, manufactured, processed, contained, transferred, recycled, stored, treated, loaded, transported, removed or Released.

1.47         “Hazardous Materials” shall mean any substance, waste, material, chemical, compound or mixture which is defined, listed, designated, described or characterized under Environmental Laws or under any rules, guidance, policies, or regulations promulgated thereunder, as hazardous, toxic, a contaminant, a pollutant or words of similar import.

1.48         “Indemnifiable Losses” shall have the meaning set forth in Section 9.3(a) hereof.

1.49         “Indemnification Period” shall have the meaning set forth in Section 9.7(a)(ii) hereof.

1.50         “Indemnitee” shall have the meaning set forth in Section 9.5(a) hereof.

1.51         “Indemnitor” shall have the meaning set forth in Section 9.5(a) hereof.

1.52         “Independent Accountant” shall have the meaning set forth in Section 2.6(b)(iv)(3).

1.53         “Initial Purchase Price” shall have the meaning set forth in Section 2.6 hereof.

1.54         “Intellectual Property” shall mean all foreign and domestic:

(a)           Patents;

(b)           Copyrights;

(c)           Trademarks;

(d)           technology, ideas, inventions, designs, proprietary information, manufacturing and operating specifications, know-how, formulae, trade secrets, technical data, computer programs (in source code and object code), hardware, software and processes; and

(e)           other intangible assets, properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights).

1.55         “Inventory” shall mean all of Seller’s inventory existing on the date hereof or on backlog with STMicroelectronics or Monolithic Power Systems, Inc. as of the date hereof, including finished supplies, consumables, parts (including manufactured, purchased and retainable parts), materials, spares, training and testing units, goods in progress and finished goods, wherever located, owned, primarily employed or held for use or sale in the conduct of the Business.

1.56         “IRS” shall mean the Internal Revenue Service, or any successor agency thereto.

1.57         “Issued Patents” shall mean all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name.

1.58         “Key Employees” shall mean those Transferred Employees who are designated as “Key Employees” on Schedule 1.109 attached hereto.

1.59         “Knowledge” or “Known” shall mean, with respect to Purchaser, the current actual knowledge, after reasonable inquiry, of the officers, directors or employees of Purchaser, and with respect to Seller, the current actual knowledge, after reasonable inquiry, of Herbert M. Stein, David B. Meyers and Paul J. Murphy, Seller’s Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, respectively, and with respect to other Persons, the actual knowledge or such Person or the officers, directors or employees of such Person.

1.60         “Laws or Decrees” shall mean all applicable federal, state, provincial and local laws, ordinances, rules, statutes, regulations and all orders, writs, injunctions, awards, judgments or decrees.

1.61         “Liability” shall mean any direct or indirect liability, indebtedness, obligation, guarantee or endorsement, whether known or unknown, whether accrued or unaccrued, whether absolute or contingent, whether due or to become due, or whether liquidated or unliquidated.

1.62         “Loan Payment” shall have the meaning set forth in Section 2.6(a)(i) hereof.

1.63         “Losses” shall mean any loss, demand, action, cause of action, assessment, damage, Liability, cost or expense, including without limitation, interest, penalties and reasonable attorneys’ and other professional fees and expenses incurred in the investigation, prosecution, defense or settlement thereof, but excluding special or consequential damages (including without limitation loss of profits or revenues) related to any such loss, demand, action, cause of action, assessment, damage, Liability, cost or expense.

1.64         “Material Adverse Change” shall mean any material adverse change in the operations or properties related to or financial condition of the Business, Acquired Assets, Intellectual Property or the results of operations of the Business, whether or not occurring in the Ordinary Course of Business; provided, however, a Material Adverse Change will not be deemed to have occurred if the change, circumstance, event, effect or state of facts results primarily from changes in general business condition in the semiconductor and electronics industries.

1.65         “Material Adverse Effect” shall mean any material adverse effect on the operations or properties related to or financial condition of the Business, the Acquired Assets, Intellectual Property or the results of operations of the Business, whether or not occurring in the Ordinary Course of Business; provided, however, a Material Adverse Effect will not be deemed to have occurred if the change, circumstance, event, effect or state of facts results primarily from effects in general business conditions in the semiconductor and electronics industries.

1.66         “Objection” shall have the meaning set forth in Section 9.5(b) hereof.

1.67         “Open Source Materials” shall have the meaning set forth in Section 4.12(m) hereof.

1.68         “Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

1.69         “Patents” shall mean all Patent Applications and Issued Patents.

1.70         “Patent Applications” shall mean all nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention.

1.71         “Payment Schedule” shall have the meaning set forth in Section 2.6(a) hereof.

1.72         “Permits” shall mean any and all licenses, permits, authorizations, certificates, franchises, variances, waivers, consents and other approvals from any Governmental Entity relating to the Business or the Acquired Assets.

1.73         “Permitted Encumbrances” shall mean liens for current taxes which are not past due.

1.74         “Person” shall mean an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

1.75         “Preliminary Acquisition Proposal” shall mean that certain Preliminary Acquisition Proposal between Purchaser, Seller and the other parties thereto dated as of May 27, 2005, as amended by that certain letter agreement dated as of July 15, 2005, as further amended by that certain letter agreement dated as of August 15, 2005, as further amended by that certain letter agreement dated as of August 29,

2005, as further amended by that certain letter agreement dated as of September 9, 2005, as further amended by that certain letter agreement dated as of September 16, 2005 and as further amended by that certain letter agreement dated as of September 30, 2005.

1.76         “Principal Stockholders” shall have the meaning set forth in the introductory preamble above.

1.77         “Principal Stockholder Transaction Agreements” shall have the meaning set forth in Section 5 hereof.

1.78         “Property Taxes” shall have the meaning set forth in Section 8.13(b) hereof.

1.79         “Purchase Price” shall have the meaning set forth in Section 2.6(a) hereof.

1.80         “Purchaser” shall have the meaning set forth in the introductory preamble above.

1.81         “Purchaser Group” shall have the meaning set forth in Section 9.3(a) hereof.

1.82         “Purchaser SEC Documents” shall have the meaning set forth in Section 6.7(a) hereof.

1.83         “Released” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, or in a manner or with a consequence not authorized by Environmental Laws.

1.84         “Revenues” shall have the meaning set forth in Section 2.6(b)(ii) hereof.

1.85         “SEC” shall mean the United States Securities and Exchange Commission or any successor agency thereto.

1.86         “Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and any rules or regulations promulgated thereby or thereunder.

1.87         “Seller” shall have the meaning set forth in the introductory preamble above.

1.88         “Seller Employee Plan” shall have the meaning set forth in Section 4.23 hereof.

1.89         “Seller Financial Statements” shall have the meaning set forth in Section 4.10(c) hereof.

1.90         “Seller Intellectual Property” shall mean all Intellectual Property (excluding Third Party Intellectual Property) owned by or registered to Seller that is used or proposed to be used in the Business, as the Business is currently conducted or as proposed to be conducted by Seller, including, but not limited to, those Patents listed on Schedule 1.90 attached hereto.  Excluded, from Seller Intellectual Property, however, are Patents (i) about which Seller lacks Knowledge, and (2) Patents which are owned by third parties who have never been in a contractual relationship with Seller.

1.91         “Seller International Employee Plans” shall have the meaning set forth in Section 4.23(a) hereof.

1.92         “Seller Products” shall mean all products, software, hardware or service offerings of Seller that have been sold, distributed or otherwise disposed of by Seller since inception and thereafter or which Seller intends to sell, distribute or otherwise dispose of in the future, including any products or service offerings under development.

1.93         “Seller SEC Documents” shall have the meaning set forth in Section 4.10(c) hereof.

1.94         “Seller Software” shall have the meaning set forth in Section 4.12(j).

1.95         “Separate Indemnity Agreement” shall mean that Indemnification Agreement by and among Purchaser, Seller, Herbert M. Stein and certain Affiliates of Mr. Stein entered into as of even date herewith.

1.96         “Software Programs” shall mean software programs, including any available (a) source code (in all forms), object code, program descriptions, databases, interfaces, modifications, updates, previous versions, and (b) documentation relating to the foregoing, and (c) disks, tapes and other tangible embodiments of the foregoing.

1.97         “STMicroelectronics” shall mean STMicroelectronics, Inc. and its Affiliates.

1.98         “STMicroelectronics Holdback Amount” shall mean the cash amount identified on the Payment Schedule.

1.99         “STMicroelectronics License” shall mean that certain License Agreement dated as of February 2, 2001, by and between Seller and STMicroelectonics, NV, as amended by that certain Amendment thereto dated as of May 24, 2005.

1.100       “Subsidiary” shall mean any majority-owned entity of Seller.

1.101       “Tangible Assets” shall mean, to the extent owned by Seller and exclusively employed or held for use in the conduct of the Business, all tangible assets, equipment and other fixed assets, including all computer hardware, service tools, aids, manuals, schematics, diagnostics, machinery, equipment, and office furnishings, owned, primarily employed or held for use in the conduct of the Business, as listed on Schedule 1.101.

1.102       “Tax” shall mean any federal, provincial, territorial, local, or foreign income, profits, gross receipts, capital gains taxes, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, business license, occupation, value added, goods and service, alternative or add-on minimum, estimated, or other tax or governmental charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

1.103       “Tax Return” shall mean any return, declaration, report, estimates, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.104       “Third Party Claim” shall have the meaning set forth in Section 9.5(c) hereof.

1.105       “Third Party Intellectual Property” shall mean all Intellectual Property that is used or proposed to be used in the Business, as the Business is currently conducted or as proposed to be conducted by Seller, which is not Seller Intellectual Property.

1.106       “Trademarks” shall mean trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names, applications for registrations of trade names and domain name registrations.

1.107       “Transaction” shall have the meaning set forth in Recital B above.

1.108       “Transaction Taxes” shall have the meaning set forth in Section 8.13(a) hereof.

1.109       “Transferred Employees” shall mean those employees listed on Schedule 1.109 attached hereto.

1.110       “U.S.” shall mean the United States of America.

ARTICLE II

PURCHASE AND SALE OF ACQUIRED ASSETS

2.1           Purchase and Sale of Acquired Assets.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, effective as of the Closing Date, Seller agrees to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller’s right, title and interest in and to the Acquired Assets (as defined below), free and clear of all Encumbrances except Permitted Encumbrances.

(b)           In connection with the Transaction, on the Closing Date, Seller shall take (and shall cause its Affiliates to take) any and all actions that may be required, or reasonably requested by Purchaser, to transfer good and marketable title to all of the Acquired Assets free and clear of all Encumbrances (except Permitted Encumbrances) to Purchaser.  Seller shall deliver possession of all of the Acquired Assets to Purchaser on the Closing Date at the location and by such means as are reasonably designated by Purchaser, and Seller shall further deliver to Purchaser proper assignments, bills of sale, conveyances and other instruments of sale and/or transfer in forms reasonably satisfactory to Purchaser in order to convey to Purchaser good and marketable title to all Acquired Assets, free and clear of all Encumbrances (except Permitted Encumbrances), as well as such other instruments of sale and/or transfer as Purchaser may reasonably request (whether at or after the Closing Date) to evidence and effect the Transaction contemplated herein.  Seller agrees that, to the extent any Acquired Assets are owned or held by any Affiliate of Seller, Seller shall also cause good and marketable title to such Acquired Assets to be transferred and assigned to Purchaser free and clear of all Encumbrances (except Permitted Encumbrances) on the Closing Date.

2.2           Acquired Assets.  As used in this Agreement, the term “Acquired Assets” means, collectively, all right, title and interest in and to all of the assets, properties, rights and claims owned or exclusively employed or held for use in the conduct of the Business, including, but not limited to the following, but excluding the Excluded Assets (as defined below):

(a)           Business.  The Business as a going concern, including without limitation, all of its goodwill;

(b)           Intellectual Property.  All Seller Intellectual Property and all of Seller’s rights, title and interests to Third Party Intellectual Property.

(c)           Tangible Assets.  All Tangible Assets;

(d)           Business Records.  All Business Records;

(e)           Permits.  All Permits to the extent transferable by Seller;

(f)            Telephone and Fax Numbers; Websites.  The telephone and fax numbers set forth on Schedule 2.2(f); and

(g)           STMicroelectronics Rights.  All of the Acquired STMicroelectonics Rights.

2.3           Excluded Assets.  Notwithstanding anything herein to the contrary, Seller shall retain all of its right, title and interest in and to, and Purchaser shall not acquire any interest in the Excluded Assets, including, but not limited to, the assets identified on Schedule 2.3.

2.4           [INTENTIONALLY OMITTED.]

2.5           Liabilities Not Assumed.  Purchaser shall not assume or become liable or obligated in any way, and Seller shall retain and remain solely liable for and obligated to discharge and indemnify and hold Purchaser harmless for, all debts, expenses, accounts payable, contracts, agreements, commitments, obligations, claims, suits and any other Liability of Seller of any nature whatsoever, whether or not related to the Business or the Acquired Assets, whether known or unknown, accrued or not accrued, fixed or contingent, current or arising hereafter, including, without limitation, any of the following (collectively referred to herein as “Excluded Liabilities”):

(a)           Any Liability arising out of or as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time to the extent arising out of facts occurring on or prior to the Closing Date;

(b)           Any Liability of Seller for unpaid Taxes (with respect to the Business, the Acquired Assets, the Transferred Employees or otherwise), any liability of Seller for Taxes arising in connection with the consummation of the Transaction (including any income Taxes) arising because Seller is transferring the Acquired Assets or any liability of Seller for the unpaid Taxes of any Person other than Seller, or a transferee or successor of Seller, by contract or otherwise;

(c)           Any Liability related to or arising from any breach or default by Seller or its Affiliates, whether before or after the Closing Date, of any Contract or related to or arising from any tort, infringement or violation of Laws or Decrees by Seller, in each case to the extent occurring or arising from facts occurring on or prior to the Closing Date;

(d)           Any Liability of Seller or any of Seller’s Affiliates incurred in connection with or under this Agreement (including, without limitation, with respect to any of Seller’s or its Affiliates’ representations, warranties, agreements, covenants or indemnities hereunder) relating to the execution or performance of this Agreement and the transactions contemplated herein;

(e)           Any Liability of Seller under any of Seller’s Employee Plans with respect to any obligation of Seller to contribute or to make payments to or provide benefits on behalf of Seller’s employees, including the Transferred Employees;

(f)            Any fees or expenses incurred by Seller or any of Seller’s Affiliates hereunder with respect to Seller’s or any of its Affiliates’ engagement of its counsel, or any investment banker, appraiser or accounting firm engaged to perform services hereunder;

(g)           Any outstanding obligations of Seller for borrowed money due and owing to banks or other lenders;

(h)           Any Liability of Seller not related to the Business, including, but not limited to, the Liabilities set forth on Schedule 2.5; or

(i)            any obligation of Seller to indemnify any Person by reason of the fact that such Person was a director, officer, employee or agent of Seller or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement or otherwise).

2.6           Purchase Price.

(a)           Aggregate Consideration.  Subject to adjustment following the Closing as provided in Section 2.7, the aggregate consideration for the Business and the Acquired Assets shall be (i) Nine Million Four Hundred Twenty Thousand U.S. Dollars ($9,420,000) plus (ii) the Earn-Out Payment provided for in Section 2.6(b).  The consideration described in clause (i)  of the foregoing sentence is referred to herein as the “Initial Purchase Price” and the Earn-Out Payment and Initial Purchase Price are collectively referred to herein as the “Purchase Price”.  At Closing, Purchaser shall pay the cash component of the Initial Purchase Price, less (i) any consulting fees paid by Purchaser to Seller pursuant to that certain Consulting Agreement dated July 22, 2005 by and among the Purchaser and the Seller, (ii) the Escrow Fund which shall be paid directly to the Escrow Agent pursuant to the terms of the Escrow Agreement and (iii) the STMicroelectronics Holdback Amount, by wire transfer of immediately available funds to Seller and to the persons identified below on behalf and for the benefit of Seller as follows (in no event shall the aggregate amount of Initial Purchase Price paid by Purchaser exceed Nine Million Four Hundred Twenty Thousand U.S. Dollars ($9,420,000)):

(i)            to Laurus Master Fund, Ltd. on behalf and for the benefit of Seller, such amount as is necessary to satisfy in full (including all principal, interest and, if any, penalties) Seller’s debt and other obligations arising under that certain Securities Purchase Agreement dated as of August 9, 2005 and all secured convertible notes issued pursuant thereto (the “Loan Payment”); and

(ii)           to Seller directly, the remaining portion of the Initial Purchase Price.

The exact dollar amounts of the respective payments pursuant to subsections 2.6(a)(i-ii) shall be set forth on a Payment Schedule to be mutually agreed upon by Purchaser and Seller and delivered at Closing (the “Payment Schedule”).

(b)           Earn-Out Payment.

(i)            Earn-Out Amount.  Subject to the provisions of Section 2.7 and the indemnification provisions of ARTICLE IX, Purchaser shall pay to Seller One U.S. Dollar ($1.00) in cash for every One U.S. Dollar ($1.00) of Revenues in excess of Five Hundred Thousand U.S. Dollars ($500,000) during the period commencing on the day immediately following the Closing Date and terminating on the day immediately following the first anniversary of the Closing Date (the “Earn-Out

Period”); provided that such additional consideration payable under this Section 2.6 shall not exceed Four Million Five Hundred Thousand U.S. Dollars ($4,500,000) in the aggregate (the “Earn-Out Payment”).

(ii)           Revenues.  For the purposes of this Section 2.6, “Revenues” shall mean revenues of Purchaser or any of its Affiliates, without duplication, recognized during the Earn-Out Period in accordance with GAAP and Purchaser’s standard revenue recognition policies from: (i) Business product sales of Purchaser or any of its Affiliates upon product shipment to an end customer; (ii) royalties recognized during the Earn-Out Period from licenses related exclusively to the Business and entered into during the Earn-Out Period, including royalties received by Purchaser from STMicroelectronics under the Acquired STMicroelectronics Rights, (iii) the sale of any of the Acquired Assets by Purchaser or any of its Affiliates, and (iv) the sales of any of Purchaser’s or any of its Affiliate’s products that incorporate any portion of the Acquired Assets (each, an “Incorporating Product”), provided that “Revenues” for purposes of calculating the Earn-Out Payment with respect to this clause (iv) shall be limited to that portion of the total revenue generated by the sale of any Incorporating Products equal to the percentage of the total active area of the silicon manufactured device of the Incorporating Product dedicated to the implementation of the Business’ direct digital amplification integrated circuit products, including its controllers and power-devices.

(iii)          Quarterly Information Statement and Access to Seller Records Regarding Earn-Out Payment.  Within forty-five (45) days of the end of each of the first three (3) quarters of the Earn-Out Period, Purchaser shall deliver to Seller a written statement setting forth the amount of Revenues during the respective quarter and cumulatively since the commencement of the Earn-Out Period.  Such written statement shall separately set forth the Revenues attributable to each of the four categories of Revenues identified in clauses (i)-(iv) of Section 2.6(b)(ii) hereof.  During the Earn-Out Period, Seller and its representatives shall also have access to the books and records of Purchaser related to the Acquired Assets and to the work papers and other back-up materials of Purchaser during regular business hours to track and verify each element of the calculation of the Earn-Out Payment, and thereafter, through the time of the resolution by the parties of any objections to the Earn-Out Statement.  Purchaser shall instruct Purchaser’s accountants and members of its finance department to cooperate with representatives of Seller in reviewing and analyzing the Earn-Out Statement.

(iv)          Notice of Determination; Earn-Out Dispute Resolution.

(1)           Within thirty (30) days following the end of the Earn-Out Period, Purchaser shall deliver to Seller a statement as to the Earn-Out Payment and each item of calculation of the Earn-Out Payment (the “Earn-Out Statement”).

(2)           The amount of the Earn-Out Payment (or the statement that no Earn-Out Payment is due) set forth in the Earn-Out Statement shall be binding on Seller, unless Seller presents to Purchaser within thirty (30) days after the date of the Earn-Out Statement written notice of disagreement specifying in reasonable detail the nature and extent of the disagreement and Seller’s calculation of the amount of the Earn-Out Payment (including a statement with each element of Seller’s calculation thereof) (the “Earn-Out Objection Statement”).  Purchaser and Seller shall attempt in good faith during the thirty (30) days immediately following Purchaser’s timely receipt of the Earn-Out Objection Statement to resolve any disagreement with respect to the Earn-Out Payment (the “Earn-Out Dispute Resolution Period”).

(3)           If, at the end of the Earn-Out Dispute Resolution Period, Purchaser and Seller have not resolved all disagreements with respect to the calculation of the Earn-Out Payment, Purchaser and Seller will refer the items of disagreement for determination to an independent accounting firm mutually acceptable to Purchaser and Seller (the “Independent Accountant”), and the

parties will be reasonably available and work diligently to facilitate the Independent Accountant rendering a determination within the twenty (20) day period immediately following the referral to the Independent Accountant.  A determination by the Independent Accountant with respect to any item of disagreement submitted to it will be binding on Purchaser and Seller.  The fees and disbursements of the Independent Accountant under this Section 2.6(b)(iv)(3) will be borne one-half (1/2) by the Purchaser and one-half (1/2) by the Seller; provided, however, that if the Independent Accountant determines that Purchaser underpaid any Earn-Out Payment in an amount in excess of ten percent (10%) of the final determined Earn-Out Payment, Purchaser shall bear the entire costs of the Independent Accountant in connection with the review.

(4)           Payment of Earn-Out.  Purchaser shall pay the Earn-Out Payment in cash to Seller within forty-five (45) days following the end of the Earn-Out Period, subject to extension for any period necessary for dispute resolution pursuant to Section 2.6(b)(iv)(3), after which, Purchaser shall make payment within five (5) days of such resolution.

(v)           Earn-Out Payment upon Purchaser’s Sale of All or Substantially All of the Acquired Assets.  In the event that Purchaser sells all or substantially all of the Acquired Assets during the Earn-Out Period (other than in a transaction in which Purchaser (i) sells all or substantially all of Purchaser’s entire assets, (ii) sells or otherwise transfers the Acquired Assets to an Affiliate of Purchaser or (iii) merges with or into another entity), Purchaser shall pay to Seller the maximum Earn-Out Payment payable pursuant to Section 2.6(b) (Four Million Five Hundred Thousand U.S. Dollars ($4,500,000)), less any reduction pursuant to the indemnification provisions of ARTICLE IX hereof.  Purchaser shall pay such Earn-Out Payment in cash to Seller within thirty (30) days following such sale of all or substantially all of the Acquired Assets.

2.7           Purchase Price Adjustments.  The Earn-Out Payment portion of the Purchase Price may be reduced to satisfy any damages, losses, expenses and other similar charges pursuant to the indemnification provisions of ARTICLE IX hereof and Section 9.8.

2.8           Allocation.  Purchaser shall prepare an allocation of the Purchase Price (the “Allocation Schedule”) among the Acquired Assets in accordance with Code Section 1060 and the regulations thereunder, which allocation shall be binding upon Seller.  Purchaser shall deliver the Allocation Schedule to Seller within sixty (60) days following the Closing Date.  Purchaser and Seller and their respective Affiliates shall report, act and file Tax Returns (including, but not limited to, IRS Form 8594) in all respects and for all purposes consistent with such Allocation Schedule.  Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Purchaser may reasonably request to prepare such allocation.  Neither Purchaser nor Seller shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such Allocation Schedule unless required to do so by applicable law.

ARTICLE III

THE CLOSING

3.1           The Closing.  The consummation of the Transaction will take place at a closing to be held at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One financial Center, Boston, Massachusetts 02111 (the “Closing”) on October 5, 2005, or at such other date as may be mutually agreed to by the parties to this Agreement (the “Closing Date”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as otherwise set forth in the Seller Disclosure Schedule delivered by Seller to Purchaser (the “Seller Disclosure Schedule”), the following representations and warranties are made by Seller as set forth below:

4.1           Organization and Standing.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller is duly qualified or licensed to do business as a foreign corporation in each state of the U.S. in which it is required to be so qualified or licensed, except in states which the failure to qualify, in the aggregate, would not have a Material Adverse Effect on the Business.  Seller has not (i) filed or had filed against it a petition in bankruptcy or a petition to take advantage of any other insolvency act, (ii) admitted in writing its inability to pay its debts generally, (iii) made an assignment for the benefit of creditors, or (iv) consented to the appointment of a receiver for itself or any substantial part of its property.

4.2           Subsidiaries.  Seller owns no equity interest, directly or indirectly, in any corporation, partnership, limited liability company, joint venture, business, trust or other entity, whether or not incorporated, which is engaged primarily in the Business or owns any interest in the Acquired Assets.

4.3           Authorization.  This Agreement and all other agreements in connection with the Transaction to which Seller is or will be a party, including the Escrow Agreement and Separate Indemnity Agreement (collectively and including all exhibits, schedules and annexes thereto, the “Ancillary Agreements”), have been, or upon their execution and delivery hereunder will have been, duly and validly executed and delivered by Seller and constitute, or will constitute, valid and binding agreements of Seller enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by general equitable principles or the exercise of judicial discretion in accordance with such principles.  Seller has all requisite corporate power and authority to execute and deliver this Agreement and, at the time of the Closing, will have all requisite corporate power and authority to carry out the transactions contemplated in this Agreement and the Ancillary Agreements to which it is or will be a party.  All requisite corporate action on the part of Seller has been taken to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which Seller is a party.  Neither Delaware Law, including Section 271 thereof, the Seller’s Certificate of Incorporation, as amended and currently in effect, the Seller’s Bylaws, as amended and currently in effect, nor any agreement or arrangement to which the Seller is a party or to which, to Seller’s Knowledge, its stockholders are party, require that the Seller’s stockholders, or any subset thereof, approve the Transaction or any actions contemplated by this Agreement or the Ancillary Agreements.  The board of directors of Seller has unanimously (i) approved this Agreement and the Transaction and (ii) determined that in its opinion the Transaction and Seller’s entrance into this Agreement are in the best interests of the stockholders of Seller and are on terms that are fair to such stockholders.

4.4           No Conflicts; Consents.  The execution and the delivery of this Agreement and the Ancillary Agreements to which Seller is a party, do not, and the consummation of the transactions contemplated herein and therein and compliance with the provisions hereof and thereof will not, conflict with, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under or violation of, or result in the creation of any lien, charge or Encumbrance pursuant to, (a) any provision of the Certificate of Incorporation or Bylaws of Seller, (b) any Law or Decree or (c) any provision of any agreement, instrument or understanding to which Seller is a party or by which Seller or any of the Acquired Assets are bound or affected, nor will such actions give to any other Person or entity any interests or rights of any kind, including rights of termination, acceleration or cancellation, in or with respect to the Business, any of the Acquired Assets.  No consent of any third party or any Governmental Entity is required to be obtained on the part of Seller to permit the consummation of the transactions contemplated in this Agreement or the Ancillary Agreements to which Seller is or will be a party.

4.5           Title to Acquired Assets.  Seller has good and marketable title to all of the Acquired Assets, free and clear of all Encumbrances except for Permitted Encumbrances.  At the Closing, Seller will sell, convey, assign, transfer and deliver to Purchaser good, valid and marketable title, and all Seller’s respective right and interest, in and to all of the Acquired Assets, free and clear of any Encumbrances, except for Permitted Encumbrances.  The Acquired Assets include all property, tangible and intangible, and all agreements and rights used in the Business other than the Excluded Assets.  Other than this Agreement and the Ancillary Agreements, Seller is not a party to any outstanding contracts or other arrangements giving any Person any present or future right to require Seller to transfer to any Person any ownership or possessory interest in, or to grant any lien on, any of the Acquired Assets.

4.6           Tangible Assets.  Schedule 1.101 sets forth a complete and accurate list of the Tangible Assets used in the Business, which description identifies, to the extent available, original acquisition date and cost of such items.  Schedule 1.101 also sets forth by category the location of the Tangible Assets as of the Closing Date.  AT THE CLOSING, SELLER SHALL SELL AND THE PURCHASER SHALL PURCHASE THE TANGIBLE ASSETS “AS-IS, WHERE-IS,” AND WITH ALL FAULTS.  AFTER THE CLOSING, PURCHASER AGREES THAT SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE TANGIBLE ASSETS, INCLUDING, BUT NOT LIMITED TO, ITS DESIGN, CAPACITY, CONDITION, MERCHANTABILITY, OR FITNESS FOR USE OR FOR ANY PARTICULAR PURPOSE.

4.7           [INTENTIONALLY OMITTED.]

4.8           Litigation and Claims.

(a)           There are no claims, actions, suits, proceedings or investigations, pending before any Governmental Entity or, to Seller’s Knowledge, threatened or reasonably expected, against Seller (i) relating to the Business, the Acquired Assets, the Seller Intellectual Property or the Third Party Intellectual Property, (ii) which questions or challenges the validity of this Agreement or any of the Ancillary Agreements to which either Seller is or will be a party, or any of the transactions contemplated herein or therein or (iii) which would be reasonably expected to have a Material Adverse Effect on Seller.  Seller is not a party to or subject to any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental Entity) with respect to or affecting the Business, or any of the Acquired Assets, the Seller Intellectual Property or the Third Party Intellectual Property.

(b)           To the Knowledge of Seller, Seller does not have any liability or obligation of any kind with respect to the Acquired Assets for which Purchaser may become obligated, including but not limited to any liability that may arise as a result of any fraudulent conveyance claims arising from the transactions contemplated under this Agreement brought against Seller by creditors, claimants or representatives thereof.

4.9           Compliance with Laws and Regulations; Governmental Licenses, Etc.  Seller is not subject to any order, injunction or decree issued by any Governmental Entity which could impair the ability of Seller to consummate the transactions contemplated herein or which could adversely affect Purchaser’s conduct of the Business or its use and enjoyment of the Acquired Assets, the Seller

Intellectual Property or the Third Party Intellectual Property from and after the Closing Date.  Seller possesses all Permits which are required in order for Seller to operate the Business as presently conducted, and is in compliance with all such Permits.  Section 4.9 of the Seller Disclosure Schedule contains a complete list of such Permits held by Seller relating to the Business, the date of expiration of each such Permit, and whether each such Permit is transferable.

4.10         Financial Statements.

(a)           Seller has made available to Purchaser through EDGAR (i) Seller’s audited financial statements for each of the three (3) fiscal years ending as of December 31, 2002, December 31, 2003 and December 31, 2004 and (ii) unaudited financial statements for the six month period ended June 30, 2005 (collectively, the “Delivered Financial Statements”).  The Delivered Financial Statements have been prepared in accordance with GAAP, and present fairly the financial position of the Business as of their respective dates and the results of operations and changes in financial position of the Business for the periods indicated, except that the unaudited Delivered Financial Statements do not contain all footnotes and other information required by GAAP.

(b)           There is no debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected or reserved against in the Delivered Financial Statements except for those (i) that have been incurred after June 30, 2005 or (ii) that are not required by GAAP to be included in a balance sheet or the notes thereto.  All debts, liabilities, and obligations incurred by the Business after June 30, 2005 were incurred in the Ordinary Course of Business.  The Delivered Financial Statements in accordance with GAAP reflect all costs and expenses incurred in the operation of the Business.

(c)           Seller has made available to Purchaser or its counsel through EDGAR a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filing filed with the SEC by Seller since January 1, 2000, and, prior to the Closing, Seller will have made available to Purchaser or its counsel through EDGAR true and complete copies of any additional documents filed with the SEC by Seller prior to the Closing (collectively, the “Seller SEC Documents”).  In addition, Seller has made available to Purchaser all exhibits to the Seller SEC Documents filed prior to the date hereof.  As of August 23, 2005, none of the Seller SEC Documents, as amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Seller SEC Document prior to the date hereof.  The financial statements of Seller, including the notes thereto, included in the Seller SEC Documents, as amended, filed with the SEC as of August 23, 2005 (the “Seller Financial Statements”), complied as to form with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-QSB, as permitted by Form 10-QSB of the SEC).  The Seller Financial Statements fairly present the consolidated financial condition and operating results of Seller at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).  There has been no change in Seller accounting policies except as described in the notes to the Seller Financial Statements or in the Seller SEC Documents, as amended.

4.11         Absence of Certain Changes or Events.  Except as disclosed in the Seller SEC Documents or on the Seller Disclosure Schedule, since August 23, 2005, Seller has conducted the

Business in the Ordinary Course of Business and, without limiting the generality of the foregoing, has not:

(a)           suffered any Material Adverse Change relating to the Business;

(b)           suffered any damage, destruction or loss, whether or not covered by insurance, having a Material Adverse Effect relating to the Business;

(c)           effected any acquisition, sale or transfer of any material asset of Seller other than in the Ordinary Course of Business;

(d)           effected any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Seller or any revaluation by Seller of any of its assets related to the Business.

(e)           declared, set aside, or paid a dividend or other distribution with respect to the shares of Seller, or directly or indirectly redeemed, purchased or otherwise acquired any of its shares of capital stock;

(f)            entered into any Contract, other than in the Ordinary Course of Business, or amended or terminated, or defaulted under, any material Contract to which Seller is a party or by which it is bound;

(g)           granted any increase in the compensation payable or to become payable by Seller to any Seller employees employed in the Business, except those occurring in the Ordinary Course of Business;

(h)           granted any exclusive license with respect to the Seller Intellectual Property;

(i)            incurred any liabilities relating to the Business except in the Ordinary Course of Business;

(j)            permitted or allowed any of the Acquired Assets to be subjected to any Encumbrance of any kind (other than a Permitted Encumbrance) other than in the Ordinary Course of Business;

(k)           waived any rights under or terminated any Contract relating to the Business;

(l)            with respect to the Business, incurred any contingent liability as guarantor or otherwise with respect to the obligations of others, other than in the Ordinary Course of Business; and

(m)          agreed to take any action described in this Section 4.11 or outside of its Ordinary Course of Business or which would constitute a breach of any of the representations or warranties of Seller contained in this Agreement.

4.12         Seller Intellectual Property and Third Party Intellectual Property.

(a)           Seller wholly owns and has good and marketable title to all Seller Intellectual Property, subject to any third party ownership claims listed in Section 4.12(a) of the Seller Disclosure Schedule.  Seller also possesses legally enforceable rights to use all Third Party Intellectual Property.  The Seller Intellectual Property and the Third Party Intellectual Property collectively constitute all of the

Intellectual Property necessary to enable Seller to conduct the Business as the Business is currently being conducted.  To Seller’s Knowledge, no current or former officer, director, stockholder, employee, consultant or independent contractor of Seller has any right, claim or interest in or with respect to any Seller Intellectual Property.  To Seller’s Knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Seller Intellectual Property or Third Party Intellectual Property by any employee or former employee of Seller.  Seller owes no royalties, fees or other payments payable to any Person by reason of Seller’s ownership, use, sale or disposition of Seller Intellectual Property.

(b)           With respect to each item of Seller Intellectual Property, Section 4.12(b) of the Seller Disclosure Schedule lists all Issued Patents and Patent Applications, all registered Trademarks, and Trademark applications and all registered Copyrights, including the jurisdictions in which each item of such Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed.

(c)           Section 4.12(c) of the Seller Disclosure Schedule lists: (i) all items of Third Party Intellectual Property, (ii) the third party (or parties) from which the Intellectual Property was obtained or which otherwise cause the Intellectual Property to be considered Third Party Intellectual Property, (iii) the nature of the Seller’s right to the Intellectual Property (e.g., owner/licensor, exclusive license, etc.), (iv) the license, sublicense or other agreement to which Seller is a party and pursuant to which Seller is authorized to use the Third Party Intellectual Property or which give the third party rights to the Intellectual Property, (v) any royalties and/or other ongoing obligations owed by Seller to the third party.  Excluded from Section 4.12(c) of the Seller Disclosure Schedule are all “off the shelf” software packages which cost less than Ten Thousand U.S. Dollars ($10,000) and are widely available through regular commercial distribution channels on standard terms and conditions.

(d)           To Seller’s Knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Seller Intellectual Property or any Third Party Intellectual Property by any third party.  Seller has not entered into any agreement to indemnify any other Person against any charge of infringement of any Seller Intellectual Property or Third Party Intellectual Property.

(e)           Seller is not in breach of any license, sublicense or other agreement relating to the Seller Intellectual Property or Third Party Intellectual Property.  Neither the execution, delivery or performance of this Agreement or any of the Ancillary Agreements, nor the consummation of the Transaction will contravene or conflict with or result in an infringement on Purchaser’s right to own or use any Seller Intellectual Property or Third Party Intellectual Property.

(f)            To Seller’s Knowledge, all Issued Patents, registered Trademarks, registered service marks and registered Copyrights held by Seller are valid and subsisting.  All maintenance and annual fees, statements of use, and other required filings for Seller Intellectual Property that will be due up to the Closing Date have been fully paid and/or submitted to the appropriate Governmental Entity.  All fees paid during prosecution and after issuance of any Patent comprising or relating to such item have been paid in the correct entity status amounts.  To Seller’s Knowledge, Seller is not infringing, misappropriating or making unlawful use of and Seller has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Intellectual Property or other proprietary asset owned or used by any third party.  There is no proceeding pending or, to Seller’s Knowledge, threatened, nor has any claim or demand been made, which challenges the legality, validity, enforceability or ownership of any item of Seller Intellectual Property or Third Party Intellectual Property or alleges a claim of infringement by Seller of any Patents, Trademarks, Copyrights or violation of any trade secret or other proprietary right of any third party.  Seller has never brought a proceeding alleging infringement of Seller Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

(g)           Since January 1, 2000, all current and former officers of Seller have executed and delivered to Seller an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to Seller of any Intellectual Property arising from services performed for Seller by such persons, the form of which has been supplied to Purchaser.  Notwithstanding the foregoing sentence, all inventors of Seller’s Patents have executed an assignment which unconditionally assigns all of the inventors’ rights, titles, and interests in the Patents to Seller.  All current and former consultants and independent contractors to Seller involved in the development, modification, marketing and servicing of Seller Intellectual Property have executed and delivered to Seller an agreement in the form provided to Purchaser or its counsel (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to Seller of any Intellectual Property arising from services performed for Seller by such Persons.  It has at all times been Seller’s practice and procedure to require all employees of Seller to execute and deliver to Seller an agreement regarding the protection of proprietary information and the assignment to Seller of any Intellectual Property arising from services performed for Seller by such employees, the forms of which have been provided to Purchaser; and since January 1, 2000 all of Seller’s current and former employees, including all current and former hardware (including integrated circuit) engineers and software engineers, have executed such agreements.  To Seller’s Knowledge, no current or former officer, employee or independent contractor of Seller is in violation of any term of any agreement regarding (i) the protection of proprietary information, (ii) the assignment to Seller of any Intellectual Property arising from services performed for Seller by such Persons or (iii) any employment contract or any other Contract with Seller.  Further, to Seller’s Knowledge, no current or former officer, director, stockholder, employee, consultant or independent contractor has any right, claim or interest in or with respect to any Seller Intellectual Property.

(h)           Seller has taken commercially reasonable measures to protect and maintain the confidentiality of all Seller Intellectual Property (except such Seller Intellectual Property whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Intellectual Property, including Third Party Intellectual Property, it owns or uses.  All disclosures of Seller Intellectual Property which is not otherwise protected by Patents or Copyright (“Confidential Information”) to a third party by Seller has been pursuant to the terms of a written agreement between Seller and such third party and all use, disclosure or appropriation of Intellectual Property not owned by Seller has been pursuant to the terms of a written agreement between Seller and the owner of such Confidential Information, or is otherwise lawful.

(i)            No product liability claims have been communicated in writing to or threatened against Seller.

(j)            A complete list of Seller’s proprietary software (“Seller Software”), together with a brief description of each, is set forth in Section 4.12(j) of the Seller Disclosure Schedule.  Seller Software conforms in all material respects with any specification, documentation, performance standard, representation or statement provided with respect thereto by or on behalf of Seller.

(k)           Seller is not subject to any proceeding or outstanding decree, order, judgment, or stipulation restricting in any manner Seller’s use, transfer, or license of the Seller Intellectual Property or Third Party Intellectual Property, or which may affect the validity, use or enforceability of the Seller Intellectual Property or the Third Party Intellectual Property.  Seller is not subject to any agreement which restricts in any respect the use, transfer, or licensing by Seller of the Seller Intellectual Property.

(l)            Seller owns and possess source code for all software owned by it and owns or has licenses and possesses source code for all products owned, distributed and presently supported by it.

(m)          Section 4.12(m) of the Seller Disclosure Schedule lists all software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”) used by Seller in any way, and describes the manner in which such Open Source Materials were used (such description shall include, without limitation, whether (and, if so, how) the Open Source Materials were modified or distributed by Seller).  Seller has not (a) incorporated Open Source Materials into, or combined Open Source Materials with, Seller Intellectual Property or Seller Products, (b) distributed Open Source Materials in conjunction with any Seller Intellectual Property or Seller Products, or (c) used Open Source Materials that create, or purport to create, obligations for Seller with respect to Seller Intellectual Property or Seller Products or grant, or purport to grant, to any third party, any rights or immunities under Seller Intellectual Property (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge).  No Seller Product or Seller Intellectual Property is subject to the terms of license of any such Open Source Materials

4.13         Facilities.  Section 4.13 of the Seller Disclosure Schedule provides an accurate and complete list of the current Facilities.  Seller has provided Purchaser true and complete copies of the leases for any currently rented Facilities.  Seller does not own any Facilities and has not contracted to acquire any Facilities.  Seller enjoys peaceful and undisturbed possession of all current Facilities.  Except as set forth on Section 4.13 of the Seller Disclosure Schedule, there exists no event of default by Seller (nor any event which with notice or lapse of time would constitute an event of default by Seller) with respect to any agreement or instrument with regard to any current Facility, and to Seller’s Knowledge, there exists no event of default by any of the other parties thereto (nor any event which with notice or lapse of time would constitute an event of default by any of the other parties thereto) with respect to any such agreement or instrument, except where such default would not have a Material Adverse Effect on the Business.  Except as set forth on Section 4.13 of the Seller Disclosure Schedule, all such agreements and instruments are in full force and effect.

4.14         Contracts and Arrangements.

(a)           Those contracts listed in Schedule 2.3 (Excluded Assets) that are used in or related to the operation of the Business contains a true and accurate list of all Contracts, pursuant to which Seller enjoys any right or benefit or undertakes any obligation related to the Business, the Seller Intellectual Property, the Third Party Intellectual Property or the Acquired Assets.  Except for those Contracts listed on the Schedules identified in the immediately preceding sentence, Seller is not a party to or otherwise bound by the terms of any Contract affecting the Business, the Acquired Assets, the Seller Intellectual Property, the Third Party Intellectual Property.

(b)           To Seller’s Knowledge, there are no unresolved claims between Seller and any of the ten (10) most significant licensors, vendors, suppliers, distributors, representatives or customers of the Business (as measured by the amount of Seller’s revenues or expenses and costs, as applicable, related to the Business during the twelve month period preceding the date of this Agreement), and no event which would reasonably be expected to result in (i)  a request for a material accommodation or concession in connection with the sale of services, distributors, representatives or customers or (ii) a significant impairment of the relationships of Seller with such most significant licensors, vendors, suppliers, distributors, representatives, or customers, and none of such Persons has advised Seller of its intention to cease doing business with Seller or with Purchaser following the Closing Date, whether as a result of the transactions contemplated hereunder or otherwise.

(c)           Each accepted and unfilled order entered into by Seller for the provision of services by Seller, and each agreement, contract or commitment for the purchase of supplies, included in the Contracts was made in the Ordinary Course of Business.

4.15         Insurance.  Seller maintains policies of insurance and bonds relating to the Business in amounts customarily carried by Persons conducting businesses or owning assets similar to those of Seller and as described on Section 4.15 of the Seller Disclosure Schedule.  All of such policies are in full force and effect, and Seller is not in default with respect to any material provision of any of such policies.  Seller has not received notice from any issuer of any such policies of its intention to cancel, terminate or refuse to renew any policy issued by it.  There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been paid and Seller is otherwise in compliance with the terms of such policies and bonds.  Seller has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies or bonds.

4.16         Brokers.  There is no broker, finder, investment banker or other Person whose fees are to be paid by Seller, who would have any valid claim against any of the parties to this Agreement for a commission or brokerage fee or payment in connection with this Agreement or the transactions contemplated herein as a result of any agreement of, or action taken by, Seller.

4.17         [INTENTIONALLY OMITTED.]

4.18         Warranties and Service Payment Obligations.  Section 4.18 of the Seller Disclosure Schedule sets forth (a) copies of all forms of warranties or warranty agreements or obligations now in effect with respect to any of the services provided, or to be provided, by Seller in connection therewith, (b) a complete and accurate list of all agreements pursuant to which Seller is obligated to provide service or support services, and (c) a complete and accurate list of all other agreements of Seller which relate to any services, and pursuant to which Seller is obligated to make any other accommodation for such purchaser or distributor, including, without limitation, any warranties.  All services are being, made pursuant to the form of warranty set forth in Section 4.18 of the Seller Disclosure Schedule, or the terms of a Contract set forth in Section 4.18 of the Seller Disclosure Schedule except for those services where any such failure to provide such services would not have a Material Adverse Effect on the Business, the Acquired Assets and no other warranty, express or implied, has been made or extended by Seller with respect to the services provided by Seller in relation thereto.

4.19         Business Records.  The Business Records to be delivered to Purchaser are complete, true and accurate in all material respects and accurately reflect all actions and transactions referred to in such Business Records.

4.20         No Suspension or Debarment.  Neither Seller nor, to Seller’s Knowledge, any of its Affiliates are presently debarred, suspended, proposed for debarment, or declared ineligible for the award of contracts by any Federal agency; have, within the three (3) years preceding the Closing, been convicted of or had a civil judgment rendered against any of them for commission of a fraud or criminal offense in connection with obtaining, attempting to obtain or performing a public (Federal, state or local) contract or subcontract, violation of Federal or state antitrust statutes relating to the submission of offers or commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements or receiving stolen property; are presently indicted for or otherwise criminally or civilly charged by a Governmental Entity with, commission of any of the above offenses; and, within the three

(3) years preceding the Closing, have had one or more Contracts terminated for default by any Federal agency.

4.21         Environmental Matters.  Seller has obtained all Permits required under Environmental Laws to conduct the Business (collectively, “Environmental Licenses”), except where the failure to obtain such an Environmental License would not have a Material Adverse Effect, and all such Environmental Licenses are current, valid and in good standing.  The Business is conducted and at all times has been conducted in material compliance with Environmental Laws and Environmental Licenses, including without limitation, as may be applicable to the use, occupation, control, possession and rental of all prior and current Facilities in connection with the Business.  No civil, criminal or administrative actions, proceedings, directives, inquiries, or investigations are pending, or to the Knowledge of Seller threatened, pertaining to Seller or the Business and brought by any Governmental Entity or Person, regarding any alleged non-compliance by the Business with Environmental Laws, or regarding any alleged Release of Hazardous Materials.  No Governmental Entity or Person has, currently or in the past, alleged or, to the Knowledge of Seller, threatened to allege, against Seller or the Business, in connection with the Business or any Facility, that Hazardous Materials have been Handled improperly or in violation of Environmental Laws or in such a manner as to harm or threaten to harm human health, ecology, or the environment.  Seller has not received any notice with respect to any Facility, and does not have Knowledge of the issuance, at any time, to any Person of any notice with respect to any Facility, alleging that (i) a Release of Hazardous Materials occurred, or is suspected of having occurred, at any time at a Facility, or (ii) a Facility has been listed or is proposed to be listed on any list, registry or inventory maintained by any Governmental Entity of sites where a Release of Hazardous Materials has occurred or is suspected of having occurred.  No Release of Hazardous Materials has occurred at any time in connection with the Business during any period that Seller used, occupied, controlled, or rented any current or prior Facility.  To Seller’s Knowledge, there are no conditions existing at any Facility used in connection with the Business which require any remedial action, removal action, corrective action, closure action, or other environmental response action under Environmental Laws or Environmental Licenses.  To Seller’s Knowledge, there are not present at any current Facility, nor were there present at any prior Facility, nor are there any plans to install at any current Facility, any aboveground or underground storage tanks, vaults, containments, impoundments or other aboveground or underground structures or equipment, that are used, will be used, or were used, or that are or were intended to be used, for Handling Hazardous Materials.  No equipment or improvements used in the Business presently require, or may require, any expenditure of funds or any removal, closure, updating, modification or replacement to comply with Environmental Laws and Environmental Licenses.  No employee of Seller and no other Person currently asserts, has asserted or, threatened or has threatened to assert, a demand or claim pertaining to Seller, an affiliate of Seller, or the Business, based upon or relating to alleged damage to health caused by any Hazardous Material allegedly used in connection with the Business or which was allegedly present at any Facility.

4.22         Taxes.

(a)           Seller has prepared and timely filed or timely requested extensions to file those Tax Returns which are currently due or, if not yet due, will timely file or timely request extensions to file all Tax Returns required to be filed by it for any period ending on or before the Closing Date and all such Tax Returns are, or will be when filed, true and correct in all material respects and completed in accordance with applicable law.

(b)           Seller has paid, to the appropriate Governmental Entity, or, if payment is not yet due, will pay, to the appropriate Governmental Entity, all Taxes due and payable for all periods ending on or before the Closing Date.

(c)           Seller has complied with all applicable laws relating to the withholding and payment of Taxes and has timely withheld and paid to the proper Governmental Entity all amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or shareholder.

(d)           Except in the case of a lien for ad valorem property taxes not yet due and payable, there is no unpaid Tax: (i) which constitutes a lien upon any of the Acquired Assets; or (ii) for which Purchaser would be liable under applicable Law by reason of having purchased the Acquired Assets.

(e)           There is no Tax deficiency outstanding or assessed or proposed against Seller that is not reflected as a liability on the Delivered Financial Statements nor has Seller executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

(f)            Seller is not a party to any tax-sharing agreement or similar arrangement with any other party, and Seller has not assumed or agreed to pay any Tax obligations of, or with respect to any transaction relating to, any other Person or agreed to indemnify any other Person with respect to any Tax.

(f)            Seller’s Tax Returns have never been audited by a government or taxing authority, nor is any such audit in process or pending, and Seller has not been notified of any request for such an audit or other examination.

(g)           Seller has made available to Purchaser copies of all Tax Returns filed for all periods since December 31, 2000.

(h)           Seller is not and has never been a “foreign person” as defined in Code Section 1445.

(i)            Seller has collected all sales, use and value-added taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Entity and has furnished properly completed exemption certificates for all exempt transactions.

4.23         Employee Benefit Plans.

(a)           Section 4.23 of the Seller Disclosure Schedule contains a complete and accurate list of each material plan, program, policy, practice, Contract, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, termination pay, performance awards, bonus, incentive, supplemental retirement, fringe benefits, cafeteria benefits, or other benefits, whether written or unwritten, including, without limitation, each “employee benefit plan” within the meaning of Section 3(3) of ERISA which is currently sponsored, maintained, contributed to, or required to be contributed to by Seller and, with respect to any such plans which are subject to Code Section 401(a), any trade or business (whether or not incorporated) which is or, at any relevant time, was treated as a single employer with Seller within the meaning of Section 414(b), (c),(m) or (o) of the Code (an “ERISA Affiliate”), for the benefit of any Person who performs services for Seller or with respect to which Seller or any ERISA Affiliate has or may have any liability (including, without limitation, contingent liability) or obligation (collectively, the “Seller Employee Plans”).  Section 4.23 of the Seller Disclosure Schedule separately lists each Seller Employee Plan that has been adopted or maintained by Seller, whether formally or informally, for the benefit of employees outside the U.S. (“Seller International Employee Plans”).

(b)           Documents.  Seller has furnished to Purchaser true and complete copies of the Seller Employee Plans and related plan documents and trusts documents, if any.  With respect to each Seller Employee Plan which is subject to ERISA reporting requirements, Seller has provided copies of the Form 5500 reports filed for the last five plan years.  Seller has furnished Purchaser with the most recent Internal Revenue Service determination or opinion letter issued with respect to each such applicable Seller Employee Plan.

(c)           No Title IV or Multiemployer Plan.  None of Seller or any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including, without limitation, any contingent liability) under any “multiemployer plan” (as defined in Section 3(37) of ERISA) or to any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code.  None of Seller or any ERISA Affiliate has any actual or potential withdrawal liability (including, without limitation, any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(d)           Deferred Compensation.  Seller has no arrangements which would result in a penalty under Section 409A of the Code and which would result in a Material Adverse Effect.

4.24         Employee Matters.  Seller is currently in compliance with all applicable laws relating to the employment of labor, including those related to wages, hours, occupational safety and health, the payment and withholding of taxes and other sums as required by the appropriate governmental authorities.  There are no claims, charges, actions or lawsuits pending between Seller, on the one hand, and any or all of its current or former employees, on the other hand, including, but not limited to, any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage.  Seller is not a party to any collective bargaining agreement or other labor union contract and, to Seller’s Knowledge, currently there are no organization campaigns, petitions or other unionizational activities seeking recognition of a collective bargaining unit.  Seller has provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation which became due and payable through the date of this Agreement.

4.25         Compliance with Laws.  Except as disclosed in the Seller Disclosure Schedule, attached hereto, Seller has complied with, is not in violation of and has not received any notice of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as do not and could not be reasonably expected to have a Material Adverse Effect on the Business of Seller.

4.26         Accuracy of Material Facts; Copies of Materials.  No representation, warranty or covenant of Seller contained in this Agreement or in any certificate, schedule or exhibit delivered pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, taken as a whole, not misleading in light of the circumstances under which such statements were made.  Seller has delivered to Purchaser complete and accurate copies of each contract, agreement, license, lease and similar document (or, if oral, summaries of same) referred to in any schedule hereto or included in the Acquired Assets.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PRINCIPAL STOCKHOLDERS

Each Principal Stockholder hereby represents and warrants to Purchaser that, except as otherwise set forth in the Seller Disclosure Schedule delivered by Seller to Purchaser, the following statements are true, accurate and complete as applied to such Principal Stockholder as of the date of this Agreement.

5.1           Authority; Validity; Enforceability; Approval of Asset Purchase.  Such Principal Stockholder, if signing in a corporate or partnership capacity, has the requisite corporate or other relevant entity power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder. This Agreement has been duly authorized, executed, and delivered by or on behalf of such Principal Stockholder and is a valid and legally binding obligation of such Principal Stockholder, enforceable against such Principal Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by general equitable principles.

5.2           No Conflicts or Litigation.  Such Principal Stockholder’s execution, delivery and performance in accordance with the terms of this Agreement do not and will not (i) violate or conflict with any Law applicable to such Principal Stockholder, (ii) breach or constitute a default under any Contract to which such Principal Stockholder is a party or by which such Principal Stockholder is bound, (iii) contravene any right of such Principal Stockholder to prevent Seller’s sale of the Acquired Assets or other transactions contemplated by this Agreement, which has not been waived or consented to prior to Closing, or (iv) result in the creation or imposition of an Encumbrance upon, or afford any Person the right to obtain any lien or other right to the Acquired Assets.  To the Knowledge of such Principal Stockholder, no action, suit, proceeding, claim, arbitration or investigation is pending to which such Principal Stockholder is or may reasonably be expected to become a party which (i) questions or involves the validity or enforceability of any of such Principal Stockholder’s obligations under this Agreement or (ii) seeks (or reasonably may be expected to seek) (A) to prevent or delay the consummation by such Principal Stockholder of the transactions this Agreement contemplates such Principal Stockholder will consummate or (B) damages in connection with any such consummation.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that:

6.1           Organization and Good Standing.  Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to carry on its businesses as now conducted.  Purchaser is duly qualified or licensed to do business as a foreign corporation in each state of the U.S. in which it is required to be so qualified or licensed, except in such states in which failure to be so qualified or licensed would not have a Material Adverse Effect on Purchaser.

6.2           Power, Authorization and Validity.  Purchaser has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and the other Ancillary Agreements to which it is or will be a party.  The execution and delivery of this Agreement and the other Ancillary Agreements to which Purchaser is or will be a party have been duly and validly approved and authorized by the board of directors of Purchaser.  No authorization or approval, corporate, governmental or otherwise, is necessary in order to enable Purchaser to enter into and to perform the terms of this Agreement or the other Ancillary Agreements on its part to be performed, except for (i) filings under applicable securities laws, and (ii) the termination of any waiting period under any other applicable Law or Decree.  This Agreement is and the other Ancillary Agreements, when executed and delivered by Purchaser shall be, the valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

6.3           No Violation of Existing Agreements.  Neither the execution and delivery of this Agreement or any of the Ancillary Agreements to which Purchaser is or will be a party, nor the consummation of the transactions contemplated herein or therein will conflict with, or result in a material breach or violation of, or constitute a default (with or without notice, lapse of time or both) or give any party any right to terminate, accelerate or cancel any provision of Purchaser’s charter documents as currently in effect, any material instrument, contract or understanding to which Purchaser is a party or by which Purchaser is bound, or by which Purchaser or any of its properties are bound, or any federal, state or local judgment, writ, decree, order, statute, rule or regulation applicable to Purchaser.  Neither the execution and delivery of this Agreement or any of the Ancillary Agreements to which Purchaser is or will be a party, nor the consummation of the transactions contemplated herein or therein, will have a Material Adverse Effect on the operations, assets, or financial condition of Purchaser.

6.4           Compliance With Other Instruments and Laws.  Purchaser is not in violation of (a) any provisions of its charter documents as currently in effect or (b) any applicable Law or Decree in any material respect.

6.5           Brokers.  There is no broker, finder, investment banker or other Person whose fees are to be paid by Purchaser, who would have any valid claim against any of the parties to this Agreement for a commission or brokerage fee or payment in connection with this Agreement or the transactions contemplated herein as a result of any agreement of, or action taken by, Purchaser.

6.6           Litigation.  There is no suit, action, proceeding, claim or, to Purchaser’s Knowledge, investigation, pending or, to Purchaser’s Knowledge, threatened against Purchaser before any Governmental Entity which questions or challenges the validity of this Agreement or any of the Ancillary Agreements to which Purchaser is or will be a party, or any of the transactions contemplated herein or therein.

6.7           SEC Documents; Financial Statements.

(a)           Purchaser has made available to Seller or its counsel through EDGAR a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filing filed with the SEC by Purchaser since September 19, 2003, and, prior to the Closing, Purchaser will have made available to Seller or its counsel through EDGAR true and complete copies of any additional documents filed with the SEC by Purchaser prior to the Closing (collectively, the “Purchaser SEC Documents”).  None of the Purchaser SEC Documents contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Purchaser SEC Document prior to the date hereof.

(b)           Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained in the Purchaser SEC Documents at the time filed (i) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of the Purchaser and its subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were subject to normal and recurring year end adjustments.

ARTICLE VII

CONDITIONS TO CLOSING

7.1           Conditions to Each Party’s Obligations.  The respective obligations of each party to this Agreement to effect the transactions to be performed by such party at the Closing are at the option of such party, subject to the satisfaction at or prior to the Closing of the following conditions:

(a)           No Orders.  No order shall have been entered, and not vacated, by a court or administrative agency of competent jurisdiction, in any action or proceeding which enjoins, restrains or prohibits the Transaction or the consummation of any other transaction contemplated herein.

(b)           Permits, Authorizations and Approvals.  All permits, authorizations, approvals and orders required to be obtained under all applicable Laws or Decrees in connection with the transactions contemplated herein, including but not limited to any applicable consent or termination of any applicable waiting period under any Law shall have been obtained and shall be in full force and effect at the Closing Date.

(c)           No Litigation.  There shall be no litigation pending or threatened by any Governmental Entity in which (i) an injunction is or may be sought against the transactions contemplated herein or (ii) relief is or may be sought against any party hereto as a result of this Agreement and the actions contemplated hereby and in which, in the good faith judgment of the board of directors of either Purchaser or Seller (relying on the advice of their respective legal counsel), such Governmental Entity has the probability of prevailing and such relief would have a Material Adverse Effect upon such party.

7.2           Conditions to Obligations of Seller.  The obligations of Seller to effect the transactions to be performed by it at the Closing are, at the option of Seller, subject to the satisfaction at or prior to the Closing of the following additional conditions:

(a)           Representations and Warranties.  All of the representations and warranties of Purchaser set forth in ARTICLE VI hereof shall be accurate in all respects as of the date of the Closing Date, except that, in each case, any inaccuracies in such representations and warranties will be disregarded if, after aggregating all inaccuracies of such representations and warranties as of the Closing Date, such inaccuracies and the circumstances giving rise to all such inaccuracies do not constitute a Material Adverse Effect on Purchaser determined as of the Closing Date (it being understood that, solely for purposes of determining such aggregation of effect of such representations and warranties hereunder, all “Material Adverse Effect” qualifications and other materiality qualifications, and any similar qualifications, contained therein shall be disregarded).

(b)           Performance.  All of the terms, covenants and conditions of this Agreement to be complied with and performed by Purchaser at or prior to the Closing shall have been duly complied with and performed in all material respects.

(c)           Initial Purchase Price Consideration.  Purchaser shall have delivered the Initial Purchase Price to Seller in accordance with Section 2.6(a).

(d)           Ancillary Agreements.  Purchaser shall have executed and delivered to Seller each of the Ancillary Agreements.

(e)           Purchaser’s Closing Deliverables.  At the Closing, Purchaser will deliver to Seller the following items:

(i)            the Initial Purchase Price;

(ii)           copies of each of the Ancillary Agreements executed by Purchaser; and

(iii)          all other documents required to be delivered to Seller under this Agreement.

7.3           Conditions to Obligations of Purchaser.  The obligations of Purchaser to effect the transactions to be performed by it at the Closing are, at the option of Purchaser, subject to the satisfaction at or prior to the Closing of the following additional conditions:

(a)           Representations and Warranties.  All of the representations and warranties of Seller set forth in ARTICLE IV hereof and the Principal Stockholders set forth in ARTICLE V hereof shall be accurate in all respects as of the Closing Date, and Seller shall have delivered to Purchaser a certificate (the “Seller Compliance Certificate”) to such effect dated as of the Closing Date and signed by the President of Seller, except that, in each case, any inaccuracies in such representations and warranties will be disregarded if, after aggregating all inaccuracies of such representations and warranties as of the Closing Date, such inaccuracies and the circumstances giving rise to all such inaccuracies do not constitute a Material Adverse Effect on Seller determined as of the Closing Date (it being understood that, solely for purposes of determining such aggregation of effect of such representations and warranties hereunder, all “Material Adverse Effect” qualifications and other materiality qualifications, and any similar qualifications, contained therein shall be disregarded).

(b)           Performance.  All of the terms, covenants and conditions of this Agreement to be complied with and performed by Seller at or prior to the Closing shall have been duly complied with and performed in all material respects, and Seller shall have delivered to each of Purchaser the Seller Compliance Certificate to such effect.

(c)           No Insolvency Proceeding.  No insolvency proceeding of any character including, but not limited to, bankruptcy, receivership, dissolution or arrangement with creditors, voluntary or involuntary, affecting the Business shall be pending.

(d)           Ancillary Agreements.  Seller and each of the Principal Stockholders shall have executed and delivered to Purchaser each of the Ancillary Agreements to which it is a party.

(e)           Transfer Documents.  All documentation pursuant to which the transactions contemplated herein are to be accomplished, including bills of sale, assignments and other documents or instruments of transfer, shall have been presented to Purchaser and its counsel for review and shall have been consistent with this Agreement and reasonably satisfactory in form and substance to Purchaser and its counsel prior to the consummation of such transactions.  All of the Acquired Assets shall have been transferred or assigned from Seller to Purchaser free and clear of all Encumbrances (except Permitted

Encumbrances), and Purchaser and its counsel shall have received evidences of such transfers reasonably satisfactory to them.

(f)            Delivered Financial Statements.  Seller shall have delivered to Purchaser the Delivered Financial Statements.

(g)           Employees.  As of the Closing Date, all of the Key Employees shall have (i) accepted written offers of full-time employment (contingent on the Closing) and shall be employees of Purchaser immediately following the Closing, (ii) signed and entered into Purchaser’s standard proprietary rights agreements; and (iii) signed and entered into a non-compete agreement with Purchaser which shall extend for a period of two (2) years after termination of each such Key Employee’s employment with Purchaser in form and substance satisfactory to Purchaser and its counsel.

(h)           STMicroelectronics Agreement.  STMicroelectronics shall have agreed in writing to clarify the Intellectual Property licensing and ownership arrangement between Seller and STMicroelectronics to Purchaser’s satisfaction.

(i)            Cancellation of Indebtedness.  Laurus Master Fund, Ltd. shall have provided a written acknowledgement, on terms reasonably acceptable to Purchaser, that the payment to Laurus Master Fund, Ltd. of the Loan Payment at Closing shall (i) satisfy in full any and all debt obligations (including principal, interest and, if any, penalties) of Seller arising under that certain Securities Purchase Agreement dated as of August 9, 2005 and all secured convertible notes issued pursuant thereto and (ii) terminate any security interest of Laurus Master Fund, Ltd. in the Acquired Assets.

(j)            Seller’s Closing Deliverables.  At the Closing, Seller will deliver to Purchaser the following items:

(i)            a bill of sale, intellectual property assignments, assignments and assumptions of contracts and such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably satisfactory to Purchaser and its counsel as shall be legally sufficient to vest in Purchaser good and marketable title to the Acquired Assets;

(ii)           all Business Records;

(iii)          the Seller Compliance Certificate in accordance with Section 7.3(a) and (b) hereof;

(iv)          executed copies of each of the Ancillary Agreements;

(v)           Seller Disclosure Schedule;

(vi)          the Delivered Financial Statements;

(vii)         a legal opinion of Duane Morris LLP in a form acceptable to Purchaser;

(viii)        a certificate, signed by the Secretary of Seller, certifying as to (A) the truth and accuracy of, and attaching copies of, Seller’s charter documents and resolutions of Seller’s board of directors adopted in connection with the Transaction and (B) the incumbency of each officer of Seller executing this Agreement and any Ancillary Agreement to which Seller is or will be a party;

(ix)           all other documents required to be delivered to Purchaser under the provisions of this Agreement.

ARTICLE VIII

COVENANTS

8.1           Bulk Sales.  Purchaser hereby waives compliance with applicable bulk transfer or similar laws, if any, and Seller hereby indemnifies and holds harmless Purchaser from any liabilities and obligations arising from claims made by third parties under applicable bulk transfer or similar laws, if any, applicable to the transactions contemplated in this Agreement.

8.2           Confidentiality and Publicity.  The parties acknowledge that the Confidentiality Agreement is binding upon the parties hereto and in full force and effect, except to the extent that the provisions hereof supersede provisions to similar effect contained in the Confidentiality Agreement.  The terms of the Confidentiality Agreement (exclusive of such superseded provisions) are incorporated in this Agreement by this reference.

8.3           Employees.

(a)           Employment Offer and Employment Terms and Conditions.  On or immediately following the Closing Date, Purchaser shall offer employment to the Transferred Employees.  Subject to approval by Purchaser’s board of directors, Purchaser shall grant to each Transferred Employee who accepts an offer of employment with Purchaser (and commences work for Purchaser) stock options to purchase common stock of Purchaser.

(b)           Seller’s Obligations and Liabilities.

(i)            Seller shall be solely responsible for filing all tax returns it is required to file with respect to its employment of any Transferred Employee, including any Key Employee, through the Closing Date.

(i)            Seller shall be solely liable for and obligated to pay, and shall indemnify and hold Purchaser and any Affiliates thereof harmless from, any and all liabilities with respect to Seller’s termination of employment of any employee on or before the Closing Date.

(ii)           Seller shall be responsible for any liability for claims filed with respect to any employee of Seller eligible for coverage, reimbursement and/or benefits under the terms of any of Seller’s Employee Plans, provided such liability (A) accrued or became payable during the period of such employee’s employment with Seller on or before the Closing Date or (B) arose out of Seller’s termination of such employee’s employment on or before the Closing Date.  Additionally, Seller shall be responsible for any liability for accrued benefits with respect to any of the Transferred Employees who, as a result of employment with Seller on or before the Closing Date, were participants in any of Seller’s Employee Plan.

(c)           No Rights Conferred Upon Employees.  The parties hereby acknowledge that, except as otherwise provided in Section 8.3(a) and (b), Purchaser is not under any obligation to employ any current or future employee of Seller or any Affiliate thereof.  Further, nothing in this Agreement shall confer any rights or remedies under this Agreement on any current or former employee of Seller.

8.4           Distribution from Seller’s 401(k) Plan.  As to each Transferred Employee who becomes an employee of Purchaser, Seller hereby agrees that it shall, upon the request of Purchaser, permit the accounts, if any, of such Transferred Employees in Seller’s 401(k) Plan to be distributed as provided by Code Section 401(k)(10)(A)(ii) of the Code or rolled over into a 401(k) Plan maintained by Purchaser.

8.5           Employee Benefits.  Each of the Transferred Employees shall be eligible to participate in all benefit plans and programs maintained for similarly situated employees of Purchaser (or substantially similar programs) immediately as of the Closing, on the same terms applicable to similarly situated employees of Purchaser.  Purchaser shall grant Transferred Employees service credit for purposes of eligibility and vesting, and benefit accruals in the case of paid time off, vacation and holiday benefits, under such plans for each respective Transferred Employee’s service with Seller or an ERISA Affiliate of Seller (provided that Transferred Employees shall not receive service or similar credit for purposes of the Purchaser’s sabbatical program).

8.6           Public Disclosure; Communications Plan.  The parties hereto agree that they shall not make any disclosure, by means of the issuance of any reports, statements, releases or other public disclosure, or any other third party disclosure, relating to the terms and conditions of this Agreement, the Transaction and the other transactions contemplated hereby, except for (a) upon the execution of this Agreement, an announcement by Purchaser of the Transaction and other actions contemplated hereby, in such manner approved in advance by Seller, and an announcement by Seller of the Transaction and other actions contemplated hereby, in such manner approved in advance by Purchaser, (b) any reports, statements, releases or public disclosure contemplated by the communications plan as agreed to among the parties as of the date of this Agreement with respect to communications to the respective customers, suppliers, employees, investors and strategic partners of Seller and Purchaser concerning the transactions contemplated hereby, (c) such disclosures as may be required by applicable law or the requirements of any securities exchange or automated quotation system upon which Purchaser’s or Seller’s stock may be listed or traded (provided that the disclosing party shall use reasonable efforts to notify the other party in advance and an opportunity to review the terms of the proposed disclosure) and (d) such other disclosures as the Purchaser and Seller shall mutually agree.

8.7           Purchaser’s Obligation Regarding Earn-Out Payment. Purchaser shall use commercially reasonable efforts to promote, sell and carry out the Business in a manner reasonably expected to generate revenue such that the maximum Earn Out Payment hereunder (Four Million Five Hundred Thousand U.S. Dollars ($4,500,000)) is accomplished by the expiration of the Earn-Out Period. Purchaser shall not abandon the Business acquired hereunder nor take any other action that would have a material adverse impact on Purchaser’s operation of the Business following the Closing.   Notwithstanding the foregoing nor any other provision of this Agreement, Purchaser retains the right, in its sole discretion, to refuse to enter into or adopt any agreement, understanding, arrangement or policy (including the adoption of any pricing or sales policy) related to the Business or that might result in or generate Revenues, if Purchaser determines in its good faith judgment that such agreement, understanding, arrangement or policy would result in gross operating margins for the Business in the aggregate that are less than the average gross operating margin achieved by Purchaser in its prior fiscal quarter’s operating results or that would not be in the best interests of Purchaser or its stockholders.

8.8           Joint Use of URL.  Purchaser and Seller shall cooperate and work together in good faith to create a mutually acceptable plan for joint use of the domain name www.apogeeddx.com for a reasonable period of time following the Closing.

8.9           Further Assurances of Seller.  Seller shall, from time to time, at the request of Purchaser, and without further consideration, execute and deliver such instruments of transfer, conveyance and assignment in addition to those delivered pursuant to Sections 2.1 hereof, and take such other actions, as may be reasonably necessary to assign, transfer, convey and vest in Purchaser, to put Purchaser in possession of, the Acquired Assets, and to better evidence and reflect the transactions described herein and in the Ancillary Agreements and contemplated herein and therein and to carry into effect the intent and purpose of this Agreement and the Ancillary Agreements, including, but not limited to, obtaining any and all required consents and agreements of third parties necessary for Purchaser’s enjoyment of the Acquired Assets and the Seller Intellectual Property or Purchaser’s conduct of the Business; provided, however, in no event shall Seller be obligated to incur expenses directly or indirectly, in an aggregate amount exceeding $5,000, without prior advance by Purchaser of such expenses.

8.10         Further Assurances of Purchaser.  Purchaser shall, from time to time at the request of Seller, and without further consideration, execute and deliver such instruments, as may be reasonably necessary to effectively confirm and to better evidence and reflect the transactions described herein and in the Ancillary Agreements and contemplated herein and therein and to carry into effect the intent and purpose of this Agreement and the Ancillary Agreements; provided, however, in no event shall Purchaser be obligated to incur expenses directly or indirectly at the request of Seller pursuant to this Section 8.10, in an aggregate amount exceeding $5,000, without prior advance by Seller of such expenses.

8.11         Regulatory Filings; Consents; Reasonable Efforts.  Subject to the terms and conditions of this Agreement, each of Seller and Purchaser shall use its respective reasonable commercial efforts to (a) make all necessary filings with respect to the Transaction and this Agreement under the Securities Act, the Exchange Act and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith, (b) make notification or other appropriate filings, to the extent required, with federal, state, provincial or local governmental bodies or applicable foreign governmental agencies and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith, (c) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transaction and (d) take, or cause to be taken, all appropriate and commercially reasonable action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated in this Agreement as promptly as practicable.

8.12         Access to Business Records.

(a)           From and after the Closing Date, Seller shall use ordinary care to maintain Seller’s copy of the Business Records and of any records relating to the Business not transferred to Purchaser and, damage by fire or other casualty or accident excepted, shall not for a period of six (6) years after the Closing Date destroy or dispose of any such records unless it shall first have notified Purchaser of its intention to do so and shall have afforded Purchaser an opportunity to take possession thereof.

(b)           From and after the Closing Date, Purchaser shall use ordinary care to maintain the pre-closing Business Records transferred to Purchaser and, damage by fire or other casualty or accident excepted, shall not for a period of three (3) years after the Closing Date destroy or dispose of any such records unless (i) Purchaser shall have first notified Seller of Purchaser’s intention to do so and shall have afforded Seller an opportunity to make copies thereof or (ii) such destruction or disposal is consistent with Purchaser’s document retention policies then in effect for similar documents and records of Purchaser.

(c)           From and after the Closing Date, each party shall afford the other access to all pre-closing Business Records and other information acquired or retained by it pursuant hereto, including data processing information, upon reasonable notice during ordinary business hours for all reasonable business purposes, and each party shall permit the other party to make copies of any such records and retain possession of such copies.  Each of Purchaser and Seller shall use reasonable care to maintain the confidentiality of the Business Records in the possession of such party pursuant to the terms and subject to the conditions set forth in the Confidentiality Agreement.

8.13         Tax Liability.

(a)           Except as set forth herein, Seller shall pay all Taxes arising from or relating to the transactions contemplated in this Agreement (the “Transaction Taxes”).  If a resale certificate, resale purchase exemption certificate, production machinery and equipment exemption certificate or other certificate or document of exemption is required to reduce or eliminate the Transaction Taxes, Purchaser will promptly furnish such certificate or document to Seller or Purchaser will cooperate with Seller to allow Seller to obtain such reduction or exemption from Transaction Taxes.

(b)           All ad valorem, property (whether real or personal) and similar taxes (“Property Taxes”) with respect to the Acquired Assets for any tax period in which the Closing Date occurs shall be prorated between Purchaser and Seller, with Seller economically responsible for the Property Taxes for the portion of the tax year prior to and including the Closing Date. Seller shall be responsible for the preparation and filing of any tax returns or reports related to the Acquired Assets that are required to be filed on or before the Closing Date. Seller shall be responsible for all taxes imposed on or with respect to the Acquired Assets that are attributable to any whole or partial taxable period ending on or before the Closing Date.  Purchaser, with the cooperation of Seller, shall be responsible for the preparation and filing of all other tax returns or reports related to the Acquired Assets.

8.14         [INTENTIONALLY OMITTED.]

8.15         Covenant Not to Compete/Non-Solicitation.

(a)           Except as provided in paragraph (b) of this Section 8.15, each of Seller, Herbert M. Stein and David B. Meyers on behalf of themselves and their respective Affiliates hereby agrees not to engage, for a period of two (2) years from the Closing Date (the “Covenant Period”), in the Business except with the prior written consent of Purchaser or to the extent that Seller has ongoing obligations pursuant to agreements related to the Business.  To the fullest extent allowed under applicable law, the restrictions set forth in the preceding sentence shall be effective within all cities, counties and states of the U.S., and all other countries in which Seller has engaged in licensing or sales activities or otherwise conducted business or selling or licensing efforts during the two (2) year period preceding the Closing Date.  In addition, each of Seller, Herbert M. Stein and David B. Meyers further agrees that at all times during the Covenant Period, it or he, as the case may be, will not, either on its own behalf or for any other Person, directly or indirectly (other than for Purchaser and any of its Affiliates listed on Schedule 8.15 attached hereto) solicit, induce or attempt to induce any employee, consultant or contractor of Purchaser or any of its Affiliates to terminate his or her employment, or his, her or its services with, Purchaser or any of its Affiliates or to take employment with another party; provided however that this sentence shall not apply to employees who respond to general advertisements by Seller.  For purposes of this Section 8.15, “engage in the Business” shall include engaging in the Business, either individually, in partnership or in conjunction with any Person, whether as principal, agent, stockholder, partner, joint venturer, member, director, officer, employee, consultant, licensor or in any other manner whatsoever.  Seller, Herbert M. Stein and David B. Meyers each further agrees that the terms and time period provided for, and the geographical area encompassed by, the covenants contained in this Section 8.15 are necessary and reasonable in order to protect Purchaser in conduct of the Business and the utilization of the Acquired Assets, tangible and intangible, acquired pursuant to this Agreement.

Nothing contained in this Agreement shall prohibit Seller, Herbert M. Stein or David B. Meyers from (i) selling any Inventory to Purchaser, (ii) providing products to third parties in satisfaction of warranty claims related to sales made by Seller prior to the Closing Date; provided that prior to providing any products pursuant to this clause (ii) Seller provides Purchaser with five (5) business days prior written notice specifying the name of the third party making such warranty claim, the nature of the warranty claim, the type and quantity of products subject to the warranty claim and the terms of Seller’s proposed settlement of the claim, (iii) selling any Inventory to STMicroelectronics, (iv) selling any Inventory to any other third parties with the prior written consent of SigmaTel, (v) being engaged by or serving as a consultant to or as a director or officer of Purchaser (or any other affiliate of Purchaser), (vi) acquiring or holding at any one time a passive interest of less than ten percent (10%) of the outstanding securities of any publicly traded company, (vii) holding stock of Purchaser, (viii) acquiring or holding an interest in a mutual fund, limited partnership, venture capital fund or similar investment entity of which such party is not an employee, officer or general partner and with respect to which such party has no power to make, participate in or directly influence investment decisions, (ix) selling any Inventory, with the prior written consent of Purchaser, to third parties in satisfaction of sales that were made by Seller prior to the Closing, (x) meeting, through the use of Inventory, Seller’s continuing stock rotation obligations under any distribution agreements effective at the time of Closing;  provided that prior to providing any products pursuant to this clause (x) Seller provides Purchaser with five (5) business days prior written notice specifying the name of the distributor and the type and quantity of products involved, or (xi) continuing to meet obligations under Seller’s Contracts related to the Business that are effective at the time of Closing, including receiving royalties thereunder; provided that neither Seller, Messrs. Stein and Meyers, nor any of their Affiliates shall purchase, sell, transfer, ship or otherwise deliver any product or inventory of the Business pursuant to this subsection (xi) without Purchaser’s prior written consent.  Seller acknowledges and agrees that, in light of its unique skills, experience and capabilities, money damages would not adequately compensate Purchaser if it was to breach any of covenants contained in this section.  Consequently, Seller agrees that in the event of any such breach, Purchaser shall be entitled, in addition to any other remedies, to enforce this Agreement by means of an injunction, specific performance or other equitable relief.

(b)           The Covenant Period and the restrictions on Seller’s, Herbert Stein’s and David B. Meyer’s (and their Affiliates) activities set forth in this Section 8.15 shall automatically terminate upon Purchaser’s failure to promptly pay to Seller the Earn-Out Payment when due in accordance Section 2.6(b)(iv)(4).

(c)           In the event that Herbert M. Stein or David B. Meyers or any of their respective Affiliates (other than Seller), breach or otherwise violate any of the non-compete or non-solicitation provisions of this Section 8.15, through actions other than in their capacities as officers, directors, agents or representatives of Seller or any of its Affiliates, Purchaser’s recourse for such breach or violation of such provisions shall be against Mr. Stein and/or Mr. Meyers and their Affiliates individually, separate and apart from Seller, and shall not be against Seller or constitute a breach by Seller of Section 8.15.

8.16         Litigation Support.  In the event and for so long as Purchaser is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand brought by or against a third party in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of Seller or Principal Stockholders, each of Seller and the Principal Stockholders will cooperate with Purchaser and its counsel in the contest or defense, make available its or his personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of Purchaser (unless Purchaser is entitled to indemnification therefore under ARTICLE IX hereto).

8.17         Forwarding of Notices, Mail or Other Items.  Seller shall promptly, after the receipt of such items, forward to Purchaser any notices, mail or other such items related to the Business, Acquired Assets or any contracts or agreements related thereto

8.18         Right to Purchase Inventory Post-Closing.  Seller hereby grants Purchaser a right to: (i) purchase Inventory retained by Seller after the Closing at a forty percent (40%) discount off of the sales price for such Inventory Purchaser or its representatives agree to after good faith, arms length negotiations with customers who have agreed to purchase such Inventory from Purchaser or its representatives, (ii) and to direct in good faith in connection with any such sales shipments of the inventory by Seller’s warehouse facility and its personnel without the prior consent of Seller.  Seller shall not sell or dispose of any Inventory it retains after the Closing in contravention of its obligations pursuant to Section 8.18 hereof.  Purchaser hereby covenants to pay Seller for any inventory shipped pursuant hereto within 30 days of the date of shipment.

8.19         Inspection of Inventory.  Seller shall allow Purchaser and its representatives the right, at any time during normal business hours, upon reasonable prior notice to Seller, to visit and inspect the Seller’s Inventory, and Seller’s corporate, financial and operating records related thereto in order to monitor Seller’s compliance with Section 8.15 (“Covenant Not to Compete/Non-Solicitation”).  Purchaser shall bear its own costs and expenses associated with any inspections pursuant to this Section 8.19 and shall reimburse Seller for its reasonable costs incurred in complying with this Section 8.19.

8.20         Investment and Release of STMicroelectronics Holdback Amount.  The STMicroelectronics Holdback Amount and all earnings thereon shall be held by the Purchaser until otherwise instructed as set forth below in a separate account and apart from any other funds of Purchaser or Seller.  All earnings on the STMicroelectronics Holdback Amount shall be for the account of Seller and STMicroelectronics, to be allocated pursuant to the instructions further described below.  Purchaser shall deposit, transfer, hold and invest the STMicroelectronics Holdback Amount in a manner that is consistent with Purchaser’s normal practices and procedures for holding and investing cash.  Upon receipt of written notice from both Seller and STMicroelectronics instructing Purchaser as to such parties’ agreement as to the proper allocation of the STMicroelectronics Holdback Amount among such parties, and as to the release and payment of the Microelectronics Holdback Amount, in a form reasonably acceptable to Purchase in its sole discretion, Purchaser shall release and pay the STMicroelectronics amount as instructed in such notice.

ARTICLE IX

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

9.1           Escrow Fund.  At the Closing, $420,000 of the Initial Purchase Price (the “Escrow Fund”) shall be deposited with the Escrow Agent, such deposit to be governed by the terms set forth herein and in an Escrow Agreement to be entered into at the Closing on terms reasonably acceptable to Purchaser and Seller (the “Escrow Agreement”).  The Escrow Fund shall be available to compensate Purchaser pursuant to the indemnification obligations of Seller and the Principal Stockholders.

9.2           Survival of Representations and Warranties.  The representations and warranties made by Seller and the Principal Stockholders herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing and continue in full force and effect for the duration of the applicable period set forth in Section 9.7 below.

9.3           Indemnification by Seller and Principal Stockholders.

(a)           Subject to the terms and conditions of this ARTICLE IX, and more specifically to the limitations set forth in Sections 9.7 hereof, Seller and each of the Principal Stockholders, jointly and severally, agree to indemnify, defend and hold harmless Purchaser, its stockholders, officers, directors, employees, attorneys, all subsidiaries and Affiliates of Purchaser, and the respective officers, directors, employees and attorneys of such entities (all such Persons and entities being collectively referred to as the “Purchaser Group”) from such and against, for and in respect of any and all Losses incurred by Purchaser and/or any other member of the Purchaser Group by reason of, resulting from, based upon or arising out of any of the following (collectively, “Indemnifiable Losses”):

(i)            the breach, inaccuracy or untruth of any representation or warranty of Seller or such Principal Stockholder contained in or made pursuant to this Agreement or any certificate, schedule or exhibit delivered by in connection with this Agreement;

(ii)           the breach or nonperformance of any covenant or agreement of Seller or any Principal Stockholder contained in or made pursuant to this Agreement or any of the Ancillary Agreements;

(iii)          any Losses arising out of any oral contract to which Seller is a party and which is not disclosed to Purchaser in writing on or prior to the date of this Agreement;

(iv)          any Excluded Liability;

(v)           any Losses Purchaser or its Affiliates incur in order to address product returns or claims of breaches of warranties arising from sales made by Seller or its Affiliates prior to the Closing Date (including, but not limited to, the full sales value of any products delivered by Purchaser or its Affiliates to customers in satisfaction of any returns) or other unresolved claims between Seller and any of the principal licensors, vendors, suppliers, distributors, representatives or customers of the Business, in each case which Purchaser reasonably deems in good faith to be advisable and necessary in order to continue the Business in the Ordinary Course without a significant impairment of the Business or of the relationships of Seller with its principal licensors, vendors, suppliers, distributors, representatives, or customers; or

(vi)          any breach by Seller of this ARTICLE IX.

(b)           No waiver or satisfaction of any condition to Closing or due diligence or other investigation made by or on behalf of Purchaser with respect to Seller, the Principal Stockholders or the Acquired Assets shall be deemed to affect Purchaser Group’s reliance on the representations, warranties, covenants and agreements made by Seller and the Principal Stockholders and shall not be deemed to be a waiver of the Purchaser Group’s rights to seek and obtain indemnification or reimbursement as herein provided.

9.4           Escrow Period; Release From Escrow.

(a)           The Escrow Fund shall terminate eighteen (18) months after the Closing Date (the “Escrow Termination Date”); provided, however, that a portion of the Escrow Fund, that, in the reasonable judgment of Purchaser, is necessary to satisfy any unsatisfied Indemnifiable Losses described in Section 9.3(a)(i) hereof and specified in any Claim Notice theretofore delivered to the Escrow Agent prior to Escrow Termination Date with respect to facts and circumstances existing prior to Escrow Termination Date, shall remain in the Escrow Fund until such claims have been resolved.

(b)           Within three (3) business days after the Escrow Termination Date, the Escrow Agent shall release from escrow to Seller the Escrow Fund less the dollar amount equal to (A) any portion of the Escrow Fund delivered to Purchaser in accordance with Section 9.5 in satisfaction of indemnification claims by an Indemnitee for Indemnifiable Losses described in Section 9.3(a)(i) hereof and (B) any portion of the Escrow Fund subject to potential delivery to an Indemnitee in accordance with Section 9.4(a) with respect to any pending but unresolved indemnification claims of Indemnitee for Indemnifiable Losses described in Section 9.3(a)(i) hereof.  Any portion of the Escrow Fund held as a result of clause (B) shall be released to Seller or released to Purchaser (as appropriate) promptly upon resolution of each specific indemnification claim involved.

(c)           The Escrow Agent is hereby granted the power to effect any transfer of the Escrow Fund contemplated by this Agreement.

9.5           Claims and Procedure for Indemnification.

(a)           Claim Notice Procedure.  The party seeking indemnification hereunder (the “Indemnitee”), shall give to the party from which indemnification is sought (the “Indemnitor”) written notice (a “Claim Notice”) specifically identifying any bona fide claim which is subject to the indemnity obligations set forth in this Agreement, within thirty (30) days of having notice of such claim; provided, however, that if the claim involves a Third Party Claim, then the procedures in Section 9.5(c) shall apply.  The Claim Notice shall set forth, to the best of the Indemnitee’s knowledge, all facts and other information with respect to the claim, including without limitation the anticipated amount of Losses or reasonable estimate thereof.  The failure to give prompt notice shall not affect the rights of the Indemnitee to indemnity hereunder, except to the extent that such failure either shall have prejudiced the Indemnitor in the defense of such claim or shall have increased the amount of the obligation of the Indemnitor.

(b)           Objection to Claim Notice.  An Indemnitor may object to a Claim Notice by delivering written notice to the Indemnitee (an “Objection”) within thirty (30) days after the receipt of the applicable Claim Notice.  If the Indemnitor does not timely object to a Claim Notice in accordance with this paragraph (b) of this Section 9.5, the Indemnitor shall, within sixty (60) days after receipt of the Claim Notice, either pay the amount of the claim set forth in the Claim Notice, if a monetary amount is involved, in accordance with this ARTICLE IX, or if a Third Party Claim is involved, have the right to assume the defense of such claim as set forth in Section 9.5(c) below.  If an Objection has been made, the Indemnitor shall have an additional thirty (30) days to resolve the dispute with the Indemnitee in accordance with this paragraph (b) of Section 9.5.  Once an Objection has been made, the Indemnitor and Indemnitee shall attempt in good faith to agree upon the rights of the respective parties with respect to the claim or claims relating to the Claim Notice.  Any such agreement shall be set forth in a written memorandum signed by both parties.  If the parties cannot come to such agreement within thirty (30) days after receipt by the Indemnitee of the Objection, the parties shall attempt to resolve such matter first by submission to non-binding mediation in Austin, Texas.  Except as otherwise agreed to in writing by the Indemnitor and Indemnitee, such matter shall be addressed in the following manner:  (i) the Indemnitor and Indemnitee will promptly provide each other with a detailed description of each of their respective positions regarding the claim, including any supporting evidence, documents or materials as reasonably requested by each other; (ii) senior executives representing each of the Indemnitor and Indemnitee will meet to discuss and attempt to resolve the Objection or claim; and (iii) if the Objection or claim is not resolved as contemplated by clause (ii) above, Indemnitor and Indemnitee will, by mutual consent, select an independent third party to mediate such controversy.  Any communications made pursuant to this Section 9.5(b) shall be deemed to be treated as settlement negotiations pursuant to Federal Rules of Evidence 408 and shall not be admissible in court for any purpose.

(c)           Defense of Third Party Claims.  Should any claim be made, or Proceeding (including, without limitation, a binding arbitration or an audit by any taxing authority) be instituted against Indemnitee which, if prosecuted successfully, would be a matter for which Indemnitee is entitled to indemnification under this Agreement (a “Third Party Claim”), the obligations and liabilities of the parties hereunder with respect to such Third Party Claim shall be subject to the following terms and conditions:

(i)            Following the Indemnitor’s receipt of a Claim Notice with respect to a Third Party Claim, Indemnitor may, at its option, (i) undertake control of the defense thereof by counsel of its own choosing reasonably acceptable to Indemnitee or (ii) decline to assume control of but participate in the defense thereof provided that such participation by Indemnitor shall be at its own expense.  Indemnitee may participate in the defense through its own counsel at its own expense.  If, however, Indemnitor fails or refuses to undertake the defense of such Third Party Claim within thirty (30) days after written notice of such claim has been delivered to Indemnitor by Indemnitee, Indemnitee shall have the right to undertake the defense, and, with prior consent of the Indemnitor in accordance with Section 9.6 below, the settlement of such Third Party Claim with counsel of its own choosing.  If the Indemnitee elects to control such defense, the Indemnitee shall, and shall cause its counsel to, consult with the Indemnitor and counsel, if any, selected by it, and shall keep them fully advised of the progress thereof.  If the Indemnitor maintains the control of the defense of any such claim and Indemnitee has not elected to control the defense, then (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the third party claim, and (ii) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the third party claim without the prior written consent of the Indemnitee in accordance with Section 9.6 below.

(ii)           Indemnitee and Indemnitor shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing employees of Indemnitee as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witness in any proceeding relating to such claim.

(d)           Upon the determination of the amount of Loss to be paid under any claim pursuant to this Section 9.5, such claim shall be paid by the Indemnitor within ten (10) days of the amount determination.

9.6           Settlements.  No settlement of any claim for which indemnification is sought hereunder shall be made without the prior written consent of both the Indemnitor and the Indemnitee, which consent shall not be unreasonably withheld or delayed, and such consent shall not be withheld by the Indemnitee if the judgment or settlement contains a full release reasonably satisfactory to the Indemnitee.

9.7           Limitations.

(a)           Time Limitations.  Seller and the Principal Stockholders will only have liability for indemnification under this ARTICLE IX if the Indemnitee delivers a Claim Notice to the Indemnitor prior to the expiration of the following survival periods:

(i)            in the case of the representations and warranties in Sections 4.1 (“Title to Acquired Assets”), 4.12 (“Seller Intellectual Property”) and 4.22 (“Taxes”) and any Indemnifiable Losses described in Section 9.3(a)(i) hereof, the effective period shall begin on the Closing Date and expire on the thirtieth (30th) day after the expiration of the applicable statutes of limitations; and

(ii)           in all other cases, the liability for indemnification for a breach of all other representations and warranties and covenants (including all other indemnification covenants in this ARTICLE IX) of Seller and Principal Stockholders hereunder, the effective period shall begin on the Closing Date and expire on the date twelve (12) months after the Closing Date (each such period set forth in (i)-(ii), as applicable, being the “Indemnification Period”).  No Person may assert a claim for indemnification under Section 9.5 after the expiration of the applicable Indemnification Period; provided however for purpose of clarification that such limitation shall not apply to a claim covered by a bona fide Claim Notice delivered prior to the expiration of the applicable Indemnification Period.

(b)           Amount Limitations.  Except as set forth in Section 9.7(c) below, the aggregate liability and indemnification obligations hereunder of Seller and the Principal Stockholders hereunder shall not exceed, (i) in the case of Seller, the Purchase Price and, (ii) in the case of each Principal Stockholder, the product of Four Million Seven Hundred Thousand U.S. Dollars ($4,700,000), plus one-half of the amount of any Earn-Out Payments actually received by Seller, multiplied by a fraction, the numerator of which shall be the number of shares of capital stock of Seller issued and outstanding and owned by such Principal Stockholder on the Closing Date and the denominator of which shall be the aggregate number of shares of capital stock of Seller issued and outstanding and owned by all Principal Stockholders on the Closing Date; provided, however, that David Spiegel’s aggregate liability and indemnification obligations hereunder shall not exceed the amount, if any, of proceeds, distributions or other stockholder payments made to him or his transferees from or arising out of the Transaction after any applicable taxes paid thereon.  Subject to this sentence and the last sentence of this Section 9.7(b), no Indemnitor shall be liable for any indemnification claim unless and until the Losses of the applicable Indemnitee shall exceed an aggregate amount equal to One Hundred Thousand U.S. Dollars ($100,000) (the “Floor Amount”).  Once the aggregate amount of all Losses under all claims under this ARTICLE IX against such Indemnitor exceeds the Floor Amount, all Losses including the first One Hundred Thousand U.S. Dollars ($100,000) included in the Floor Amount shall be recoverable in full.

(c)           Fraud.  The provisions of this Section 9.7 shall not limit, in any manner, any remedy at law or in equity to which any Indemnitor shall be entitled against any Indemnitor as a result of fraud by such Indemnitee, and the indemnification and liability limitations in Section 9.7(b) above shall not apply.

(d)           Adjustments to Purchase Price.  All indemnification payments under this Section 9.7 shall be deemed adjustments to the Purchase Price.

9.8           Reduction in Earn-Out Payment; Right of Set-Off Against Earn-Out Payment.  Purchaser is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to apply all or any portion of the Earn-Out Payment at any time held by Purchaser to satisfy any indemnification obligations of Seller or the Principal Stockholders set forth in any Claim Notice, subject to the other provisions of this ARTICLE IX.

9.9           Cumulative Remedy.  In addition to seeking indemnification from the Earn-Out Payment, Purchaser may, in its discretion, seek indemnification for Losses directly from Seller and/or Principal Stockholders, but only after first proceeding against the Earn-Out Payment.  Neither Section 9.8 nor, at any time, the amount (even if zero) of the Earn-Out Payment shall operate to limit or restrict in any way the rights of any Person or entity to indemnification under this ARTICLE IX.  In no event, however, shall Purchaser be able to recover, with respect to a given Indemnifiable Loss, more than the amount of such Indemnifiable Loss (taking into account any recovery under this ARTICLE IX as well as any recovery under the Separate Indemnity Agreement).

ARTICLE X

GENERAL

10.1         Governing Law; Jurisdiction; Venue.  It is the intention of the parties hereto that the internal laws of the State of Delaware (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.  Any action to enforce, or which arises out of or in any way relates to, any of the provisions of this Agreement, or any of the Ancillary Agreements shall be brought and prosecuted exclusively in the U.S. District Court, District of Delaware (or, in the event such court does not have jurisdiction, the courts of the State of Delaware located in such district), and the parties hereto hereby consent to the jurisdiction of such court or courts and to service of process by registered mail, return receipt requested, or by any other manner provided by the law of the State of Delaware and the rules of such courts.

10.2         Assignment; Binding upon Successors and Assigns.  None of the parties hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld; provided, however, that Purchaser may assign its rights under this Agreement (a) to any majority-owned subsidiary of Purchaser, provided that Purchaser guarantees the obligations of such subsidiary hereunder or (b) to any successor of Purchaser through any merger or consolidation, or purchase of all or substantially all of Purchaser’s stock or all or substantially all of Purchaser’s assets.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

10.3         Severability.  If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto.  The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the invalid or unenforceable provision.

10.4         Entire Agreement.  This Agreement, the Ancillary Agreements, the exhibits and schedules hereto and thereto, the certificates and schedules referenced herein (including the Payment Schedule and Seller Disclosure Schedule), the exhibits thereto, and the Confidentiality Agreement constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto including, without limitation, the Preliminary Acquisition Proposal.

10.5         Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

10.6         Other Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

10.7         Amendment and Waivers.  Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby; provided, the written consent of a majority-in-interest of Principal Stockholders as to any amendment or waiver shall be binding as to all of the Principal Stockholders, regardless of whether they have individually provided such written consent.  The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

10.8         Waiver.  Subject to the approval requirements in Section 10.7, each party hereto may:  (a) waive any of the conditions to its obligations hereunder or extend the time for the performance of any of the obligations or actions of the others, (b) waive any inaccuracies in the representations of the others contained in this Agreement or in any documents delivered pursuant to this Agreement, (c) waive compliance with any of the covenants of the others contained in this Agreement or (d) waive or modify performance of any of the obligations of the others.  No action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, condition or agreement contained herein.  Waiver of the breach of any one or more provisions of this Agreement shall not be deemed or construed to be a waiver of other breaches or subsequent breaches of the same provisions.

10.9         Notices.  All notices and other communications hereunder will be in writing and will be deemed given (a) upon receipt if delivered personally (or if mailed by registered or certified mail), (b) the day after dispatch if sent by overnight courier, (c) upon dispatch if transmitted by telecopier or other means of facsimile transmission (and confirmed by a copy delivered in accordance with clause (a) or (b)), properly addressed to the parties at the following addresses:

Seller:	Apogee Technology, Inc. 129 Morgan Drive Norwood, Massachusetts 02062 Attention: Chief Executive Officer Facsimile: (781) 440-9528

with a required copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, Massachusetts 02111 Attention: Anthony E. Hubbard, Esq. Facsimile: (617) 542-2241

Purchaser:	SigmaTel, Inc. 1601 S. Mo Pac Expressway, Suite 100 Austin, TX 78746 Attention: Chief Executive Officer Facsimile: (512) 744-1700

with a required copy to:	DLA Piper Rudnick Gray Cary US LLP 1221 S. MoPac Expressway, Suite 400 Austin, TX 78746-6875 Attention: Paul E. Hurdlow, Esq. Facsimile: (512) 457-7001

Either party may change its address for such communications by giving notice thereof to the other party in conformity with this section.

10.10       Construction and Interpretation of Agreement.

(a)           This Agreement has been negotiated by the parties hereto and their respective attorneys, and the language hereof shall not be construed for or against either party by reason of its having drafted such language.

(b)           The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement, which shall be considered as a whole.

(c)           As used in this Agreement, any reference to any state of facts, event, change or effect being “material” with respect to any entity means a state of facts that is material to the current condition (financial or otherwise), properties, assets, liabilities, business or operations of such entity.  Whenever the term “enforceable in accordance with its terms” or like expression is used in this Agreement, it is understood that excepted therefrom are any limitations on enforceability under applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditor’s rights.

10.11       No Joint Venture.  Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto.  No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party.  No party shall have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other.  No party shall have any power or authority to bind or commit any other.  Except as set forth in Section 10.7, no party shall hold itself out as having any authority or relationship in contravention of this Section 10.11.

10.12       Absence of Third Party Beneficiary Rights.  No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner of any party hereto or any other Person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first set forth above.

SIGMATEL, INC.		APOGEE TECHNOLOGY, INC.

By:	//S// Phillip E. Pompa	By:	//S// Herbert M. Stein
Title:	Senior Vice President	Title:	Chairman and CEO

SELLER PRINCIPAL STOCKHOLDERS:

Herbert M. Stein

		By:	//S// Herbert M. Stein

H.M. Stein Associates

		By:	//S// Herbert .M. Stein
Name:
		Title:	Managing Partner

Sheryl B. Stein

		By:	//S// Sheryl B. Stein

David Spiegel

		By:	//S// David Spiegel

FOR THE PURPOSES OF THE PROVISIONS SET FORTH IN 8.15 ONLY:

David B. Meyers

		By:	//S// David B. Meyers

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

EXHIBITS AND SCHEDULES

Schedule A: Principal Stockholders

Schedule 1.90: Seller Intellectual Property

Schedule 1.101: Tangible Assets

Schedule 1.109: Transferred Employees

Schedule 2.2(f): Telephone Numbers and Websites

Schedule 2.3: Excluded Assets

Schedule 2.5: Liabilities Not Assumed

Payment Schedule

Seller Disclosure Schedule

Schedule 8.15: Purchaser Affiliates